Exhibit 10.1
EXECUTION COPY
ASSET PURCHASE AGREEMENT
By and Between
StayOnline, Inc.,
a Delaware corporation
as Seller
and
LodgeNet Entertainment Corporation,
a Delaware corporation
as Buyer

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TABLE OF CONTENTS
Page No.

Article 1 Defined Terms	1

Article 2 The Transaction	6
2.1 Sale and Purchase of Acquired Assets	6
2.2 Excluded Liabilities	7

Article 3 Purchase Consideration	7
3.1 Purchase Price	7
3.2 Deposit	8
3.3 Working Capital Adjustment	9
3.4 Adjustments for Delays in Closing	11
3.5 Allocation of Purchase Price	11
3.6 Escrow	11

Article 4 Representations and Warranties of Seller	12
4.1 Organization	12
4.2 Effect of Agreement	12
4.3 Financial and Corporate Records	12
4.4 Compliance with Law	13
4.5 Financial Statements	13
4.6 Acquired Assets; Sufficiency	13
4.7 Absence of Undisclosed Liabilities	14
4.8 Operations Since December 31, 2005	14
4.9 Accounts Receivable	14
4.10 Tangible Property	14
4.11 Real Property	14
4.12 Software	15
4.13 Intellectual Property Assets	16
4.14 Significant Contracts	17
4.15 Employees and Independent Contractors	18
4.16 Employee Benefit Plans	19
4.17 Customers, Prospects and Suppliers	19
4.18 Taxes	20

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4.19 Proceedings and Judgments	20
4.20 Insurance	21
4.21 Questionable Payments	21
4.22 Related Party Transactions	21
4.23 Brokerage Fees	22
4.24 Full Disclosure	22
4.25 Litigation	22
4.26 Environmental Matters	22

Article 5 Representations and Warranties of Buyer	23
5.1 Organization	23
5.2 Effect of Agreement	23
5.3 Brokerage Fees	23
5.4 Litigation	23
5.5 Availability of Funds	23

Article 6 Covenants of Seller Prior to Closing	23
6.1 Access And Investigation	23
6.2 Operation of the Business of Seller	24
6.3 Negative Covenant	24
6.4 Notification	25
6.5 Monthly Financial Statements	25
6.6 Change of Name	25
6.7 Payment of Liabilities	25
6.8 Shareholder Meeting	25

Article 7 Covenant of Buyer Prior to Closing	26

Article 8 Conditions to Buyer’s Obligation to Close	26
8.1 Accuracy of Representations	26
8.2 Seller’s Performance	26
8.3 Consents	26
8.4 Additional Documents	26
8.5 No Proceedings	28
8.6 Permits	28
8.7 No Material Adverse Effect	28
8.8 Financial Statements	28
8.9 Deliveries	28

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Article 9 Conditions To Seller’s Obligation To Close	29
9.1 Accuracy of Representations	29
9.2 Buyer’s Performance	29
9.3 Consents	29
9.4 Shareholder Approval	29
9.5 Additional Documents	29
9.6 No Proceedings	30
9.7 Purchase Price	30
9.8 Deliveries	30

Article 10 Termination	30
10.1 Termination Events	30
10.2 Effect of Termination	30
10.3 Termination in Response to Superior Proposal	31

Article 11 Additional Covenants	31
11.1 Employees and Employee Benefits	31
11.2 Payment of All Taxes Resulting from Sale of Assets by Seller	33
11.3 Restrictions on Seller Dissolution and Distributions	33
11.4 Removing Excluded Assets	33
11.5 Reports and Returns	33
11.6 Assistance In Proceedings	33
11.7 Customer and Other Business Relationships	33
11.8 Retention of and Access to Records	33
11.9 Further Assurances	33
11.10 Reconciliations and Allocations	34
11.11 Tax Matters	34
11.12 Confidentiality	35
11.13 Announcement	36
11.14 Exclusivity	36
11.15 Audit Fees	37
11.16 Auditor’s Consent and Audit Preparation	37

Article 12 Closing	38
12.1 Closing	38

Article 13 Indemnification	38
13.1 Seller’s Indemnification	38

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13.2 Buyer’s Indemnification	38
13.3 Indemnification Procedures	39
13.4 Survival Periods	41
13.5 Shareholder/Partner Suits	42
13.6 Limitations on Indemnification Obligation	42
13.7 Insurance and Tax Benefits	42
13.8 Exclusive Remedy	42

Article 14 Other Provisions	42
14.1 Fees and Expenses	42
14.2 Notice	43
14.3 Entire Understanding	43
14.4 Parties in Interest	43
14.5 Waivers	43
14.6 Severability	44
14.7 Counterparts; Facsimile	44
14.8 Section Headings	44
14.9 References	44
14.10 Controlling Law	44
14.11 No Third-Party Beneficiaries	44
14.12 Neutral Construction	44
14.13 Dispute Resolution	44
14.14 Schedules	45

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LIST OF SCHEDULES

Schedule 1.1	Accounts Receivable
Schedule 1.2	Excluded Contracts
Schedule 1.9	Excluded Assets
Schedule 2.1(b)(ii)(A)	Trade Accounts Payable – Current
Schedule 2.1(b)(ii)(B)	Trade Accounts Payable – Past Due
Schedule 2.1(b)(iii)	Assumed Obligations
Schedule 2.2	Excluded Liabilities
Schedule 4.1	Qualified to do Business; Corporate Name; Subsidiaries
Schedule 4.2	Effect of Agreement
Schedule 4.3	Exceptions to Financial and Corporate Records
Schedule 4.4	Permits Relating to Business
Schedule 4.5	Internal Control Matters and Seller’s NAICS Codes
Schedule 4.6	Exceptions to Title; Encumbrances
Schedule 4.7	Undisclosed Liabilities
Schedule 4.8	Conduct of Business; Material Adverse Effects
Schedule 4.11	Facilities
Schedule 4.12	Software
Schedule 4.13(a)	Intellectual Property Assets
Schedule 4.13(b)	Encumbrances on Intellectual Property
Schedule 4.14	Significant Contracts
Schedule 4.15	Officer Terminations; Employees
Schedule 4.16	Employee Benefit Plans
Schedule 4.17	Fifteen Largest Customers
Schedule 4.18	Taxes
Schedule 4.19	Proceedings and Judgments
Schedule 4.20	Insurance
Schedule 4.22	Related Party Transactions
Schedule 4.23	Brokerage Fees
Schedule 8.3	Buyer’s Consents
Schedule 9.3	Seller’s Consents

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LIST OF EXHIBITS

Exhibit 3.1	Wire Transfer Instructions
Exhibit 3.2(a)	Escrow Agreement
Exhibit 4.13(b)(ii)	Form of Employee Confidentiality Agreement
Exhibit 8.4(a)	Bill of Sale
Exhibit 8.4(b)	Assignment and Assumption Agreement
Exhibit 8.4(c)	Assignment of Trademark
Exhibit 8.4(g)	Non-Competition Agreement

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ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (this “Agreement”), is made as of November 14, 2006, by and between StayOnline, Inc., a Delaware corporation with its principal executive offices at 120 Interstate North Parkway, Suite 160, Atlanta, Georgia 30339 (“Seller”), and LodgeNet Entertainment Corporation, a Delaware corporation with principal executive offices at 3900 West Innovation Street, Sioux Falls, South Dakota 57107 (“Buyer”).
RECITALS
     A. Seller is in the business of developing, marketing, selling, installing and servicing wireless broadband Internet access systems and related products and services to hotels and other locations (the “Business”).
     B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Business and substantially all of the assets associated therewith, in exchange for the consideration specified in this Agreement, and in accordance with the terms and conditions set forth herein.
AGREEMENT
     NOW, THEREFORE, in consideration of the covenants, representations, warranties and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE 1
DEFINED TERMS
     In addition to certain terms defined elsewhere in this Agreement, the following capitalized terms shall have the meanings set forth as follows:
     1.1 “Accounts Receivable” means all trade accounts receivable and other rights to payment from customers of Seller, including but not limited to all trade accounts receivables listed on Schedule 1.1 and all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller.
     1.2 “Assumed Contracts” means all of the Contracts to which Seller is a party or by which Seller is bound, including, unless otherwise designated, the Contracts listed on Schedule 4.14; but excluding (a) Contracts of Seller evidencing Indebtedness other than capital leases listed on Schedule 4.14, (b) Contracts that constitute Employee Benefit Plans listed on Schedule 4.16, (c) oral Contracts with employees for “at will” employment, (d) Contracts that constitute Insurance Policies listed on Schedule 4.20, (e) Contracts that relate to Seller’s equity securities, including any buy-sell agreements, stock option and warrant agreements, (f) this Agreement and all Related Agreements entered into or to be entered into between Seller and Buyer, or among Seller, Buyer and other parties in connection herewith, (g) at the election of Buyer, any Contract which violates a representation or warranty contained in this Agreement, and (h) the Contracts listed on Schedule 1.2 attached hereto.

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     1.3 “Contract” means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of any nature, including, but not limited to, sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.
     1.4 “Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature.
     1.5 “Encumbrance” means any lien, security interest, pledge, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment, or other encumbrance, claim, burden or charge of any nature.
     1.6 “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (in each case in writing) by any Person (including any Governmental Authority), alleging noncompliance, violation or potential liability (including potential responsibility or liability for costs of enforcement, investigation, cleanup, governmental response, removal or remediation, for natural resources damages, property damage, personal injuries or penalties or for contribution, indemnification, cost recovery, compensation or injunctive relief) arising out of, or related to the presence, release or threatened release of any Hazardous Substances at any location, whether or not owned or operated by Seller.
     1.7 “Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Substances or noise, odor, wetlands, pollution or contamination (including any and all National Environmental Protection Act requirements).
     1.8 “Escrow Agent” means U.S. Bank, National Association.
     1.9 “Excluded Assets” means (a) all rights of Seller under its Insurance Policies; (b) cash; (c) Seller’s Employee Benefit Plans; and (d) those assets identified on Schedule 1.9 attached hereto.

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     1.10 “GAAP” means generally accepted accounting principles in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board (and its predecessors), the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission (“SEC”) that are applicable to the circumstances as of the date of determination.
     1.11 “Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.
     1.12 “Hazardous Substances” means any substance, waste, contaminant, pollutant or material that has been determined by any United States federal government authority, or any state or local government authority having jurisdiction over Seller’s Real Property, to be capable of posing a risk of injury or damage to health, safety, property or the environment, including, but not limited to (a) all substances, wastes, contaminants, pollutants and materials defined or designated as hazardous, dangerous or toxic pursuant to any Law of any state in which any of Seller’s Real Property is located or any United States Law, and (b) asbestos, polychlorinated biphenyls (“PCBs”) and petroleum.
     1.13 “Indebtedness” means, with respect to any Person, without duplication (a) every liability of such Person (i) for borrowed money, including all amounts that may be payable in order to extinguish the debt, including items such as prepayment penalties, breakage costs, early termination fees and cost reimbursements required to obtain releases from lenders, and amounts payable on termination of any interest rate swap arrangements, (ii) evidenced by notes, bonds, debentures or similar instruments (whether or not negotiable), (iii) capital leases, or (iv) any contingent reimbursement obligations or amounts outstanding pursuant to any letters of credit or similar facilities issued for the account of such Person, and (b) every liability of any other Person of the kind described in the preceding clause (a) that such Person has guaranteed.
     1.14 “Information Technology Systems” means any combination of computer software, firmware, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and/or other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used or relied on by Seller for operations.
     1.15 “Insurance Policy” means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker’s compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors’ and officers’ liability, or other insurance policy of any nature.
     1.16 “Intellectual Property Assets” means any name, corporate name, assumed fictitious business name, trade name, trade dress, brand, slogan, design, logo, registered and unregistered trademark, service mark and application for the registration of any of the foregoing (collectively, “Trademarks”); all patents (including all provisional, divisionals, continuations, continuations in part, and reissues), patent applications and inventions and discoveries that may be patentable or unpatentable and whether or not reduced to practice (collectively, “Patents”); all

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registered and unregistered copyrights in both published works and unpublished works, copyright applications, and copyrightable subject matter (collectively, “Copyrights”); all rights in mask works; all know-how, trade secrets, confidential or proprietary information, customer and vendor lists, Proprietary Software, Software, technical information, data, process technology, plans, drawings and blue prints, processes, methods and techniques, research and development information, industry analyses, drawings, algorithms, etherware, specifications, proposals, models, financial and accounting data, business and marketing plans, business method, product right, or other intangible asset of any nature (collectively, “Trade Secrets”); and all rights in internet web sites and internet domain names (collectively “Net Names”).
     1.17 “Judgment” means any order, writ, injunction, citation, award, decree or other judgment of any nature of any Governmental Authority or arbitration tribunal.
     1.18 A party to this Agreement shall be deemed to have “Knowledge” of a fact or other matter only if an officer of such party has or had actual awareness of such fact or other matter or reasonably ought to have actual awareness of such fact or other matter in the ordinary course of the performance of his duties as an officer, without any duty to inquire or investigate.
     1.19 “Law” means any provision of any federal, state or local law, statute, ordinance, charter, constitution, rule or regulation.
     1.20 “Material Adverse Effect” means any change, event or effect that, individually or in the aggregate, is materially adverse to the financial condition, financial performance or business prospects of the Business or the Acquired Assets or materially increases Seller’s Obligations under any of the Assumed Liabilities, regardless of whether such effect (i) was reasonably foreseeable; or (ii) is of a type or nature inherent in the business or operations of the party; other than any such effect attributable to or resulting (a) directly and solely from the public announcement or consummation of the transactions contemplated by this Agreement, including loss of vendors, customers or employees resulting directly therefrom, (b) from the compliance by any party with its obligations under the Agreement, or (c) from any act or omission taken at the specific written request of the other party to this Agreement.
     1.21 “Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA.
     1.22 “Multiple Employer Plan” means any employee pension benefit plan (as defined in Section 3(2) of ERISA) sponsored by more than one employer, at least two of whom are not under common control as described in Sections 4063 of ERISA or 4064 of ERISA or Section 413(c) of the Code.
     1.23 “Obligation” means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.
     1.24 “Permit” means any license, permit, approval, waiver, order, authorization, right or privilege of any nature, granted, issued, approved or allowed by any foreign, federal, state or local governmental body, administrative agency or regulatory authority.

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     1.25 “Permitted Encumbrances” shall mean (i) liens for current Taxes not yet due and payable, (ii) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and other similar liens arising or incurred in the ordinary course of the Business or which are not material in amount, and (iii) any Encumbrances set forth on Schedule 4.6.
     1.26 “Person” means any individual, sole proprietorship, joint venture, partnership, limited liability company, corporation, association, cooperative, trust, estate, governmental body, administrative agency, regulatory authority or other entity of any nature.
     1.27 “Proceeding” means any demand, claim, suit, action, litigation, investigation, arbitration, administrative hearing or other proceeding of any nature.
     1.28 “Proprietary Software” means Software (whether general or special purpose) that is used or relied on by Seller for its operations that it (either directly or through a third party) has developed, customized or enhanced or is in the process of doing the same, to the extent of Seller’s proprietary interest therein.
     1.29 “Real Property” means any real estate, land, building, structure or other real property of any nature and all appurtenant and ancillary rights thereto, including, but not limited to, easements, covenants, water rights, sewer rights and utility rights.
     1.30 “Software” means any computer program, operating system, applications system, firmware or software of any nature, including all object code, source code, technical manuals, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.
     1.31 “Superior Proposal” means any bona fide written Acquisition Proposal (as defined in Section 11.14) that the Board of Directors of Seller determines in good faith, after consultation with its legal and financial advisers, to be more favorable to Seller than the transaction contemplated by this Agreement, taking into account (i) all financial and strategic considerations, including legal, financial, regulatory and other aspects of such Acquisition Proposal and the transaction contemplated by this Agreement, deemed relevant by the Board of Directors, and (ii) all the terms and conditions of such Acquisition Proposal and of the transaction contemplated by this Agreement.
     1.32 “Tangible Property” means any furniture, fixtures, leasehold improvements, vehicles, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature.
     1.33 “Tax” means any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security or other tax of any nature, or any deficiency, interest or penalty imposed with respect to any of the foregoing.
     1.34 “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental

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Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.
ARTICLE 2
THE TRANSACTION
     2.1 Sale and Purchase of Acquired Assets. On the Closing Date (as defined in Section 12.1), effective to the fullest extent possible at 5:00 p.m. Eastern time on the Closing Date, and subject to the other terms and conditions of this Agreement, Seller shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase, all right, title and interest in and to the Acquired Assets (as defined in Section 2.1(a)), free and clear of all Encumbrances other than Permitted Encumbrances, and Seller shall assign to Buyer, and Buyer shall assume, the Assumed Liabilities.
     (a) Acquired Assets. The “Acquired Assets” means all assets, properties and Intellectual Property Rights of Seller other than the Excluded Assets, including, without limitation, all assets used by Seller in or for its Business, wherever located and whether or not reflected on Seller’s books and records, including, but not limited to, the following assets:
     (i) All of the assets reflected on Seller’s balance sheet, as of the Closing Date, including but not limited to, Seller’s Accounts Receivable, prepaid expenses, security deposits, rent escrows, and other prepayments, deposits and escrows, provided that if Closing occurs on or prior to January 15, 2007 Seller may retain any cash or cash equivalents on Seller’s balance sheet.
     (ii) All of Seller’s Tangible Property and Intellectual Property Assets, including, but not limited to, all Proprietary Software and all rights in and to the name “StayOnline” and all derivations thereof, but excluding Seller’s rights as licensee in and to commonly available off-the-shelf Software licensed by Seller, to the extent the same are not transferable.
     (iii) All rights of Seller under the Assumed Contracts.
     (iv) All of Seller’s rights under any noncompetition, nondisclosure or other restrictive covenant made for the benefit of Seller in any Contract with current or former employees of Seller, regardless of whether any such current employee accepts an offer of employment from Buyer pursuant to Section 11.1(b).
     (v) All transferable rights under all of Seller’s Permits granted or issued to Seller or otherwise held by Seller relating to or for the benefit of Seller, and all transferable rights to the Software used in the Business.
     (vi) All of Seller’s rights in Real Property as specified in Section 4.11.
     (vii) All of Seller’s rights with respect to telephone numbers, telephone directory listings and advertisements.

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     (viii) All of Seller’s goodwill and customer lists, prospect lists, supplier lists, data bases, computer media, sales and marketing materials, invoices, correspondence, files, books and records relating to the Acquired Assets or the Business.
     (ix) All of Seller’s claims, causes of action and other legal rights and remedies, whether or not known as of the Closing Date, relating to Seller’s ownership of the Acquired Assets and/or the operation of the Business.
     (x) All of Seller’s claims, causes of action, contract rights, powers and remedies and other legal rights and remedies, whether or not known as of the Closing Date, arising under the Assumed Contracts and all indemnification rights under such Assumed Contracts.
     (b) Assumed Liabilities. Buyer shall assume and pay, perform and discharge only the following liabilities of Seller and not any of the Excluded Liabilities (as defined in Section 2.2), in accordance with the respective terms and subject to the respective conditions thereof (collectively, the “Assumed Liabilities”):
     (i) The Obligations of Seller under those Assumed Contracts to which Seller is a party solely to the extent such liabilities accrue or arise from and after the Closing.
     (ii) All trade accounts payable and normal recurring accrued liabilities that are not Excluded Liabilities that arose in the ordinary course of business and that are included as a current liability on Seller’s books and records as consistently maintained and that are listed on Schedule 2.1(b)(ii)(A) other than those accounts payable and accrued liabilities for which the original payment due date is past, unless such accounts are listed on Schedule 2.1(b)(ii)(B).
     (iii) Any Obligation of Seller described on Schedule 2.1(b)(iii).
     2.2 Excluded Liabilities. Buyer shall not assume, and shall have no liability for, any Obligations of Seller including but not limited to those set forth on Schedule 2.2 other than the Assumed Liabilities (the “Excluded Liabilities”). The Excluded Liabilities shall remain the sole responsibility of Seller. Seller shall promptly pay, discharge and perform all Excluded Liabilities in accordance with their terms.
ARTICLE 3
PURCHASE CONSIDERATION
     3.1 Purchase Price. In consideration of the sale and transfer by Seller to Buyer of the Acquired Assets, Buyer shall pay to Seller Fifteen Million and No/100 Dollars ($15,000,000), subject to adjustment pursuant to Section 3.1(b), Section 3.3 and Section 3.4 (the “Purchase Price”), payable as follows:
     (a) Concurrently with the execution and delivery of this Agreement, Buyer shall deliver to Escrow Agent One Million Dollars ($1,000,000) (the “Deposit”), by wire

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transfer of immediately available funds to the Escrow Account in accordance with the Escrow Agreement (as such terms are defined in Section 3.2(a));
     (b) At the Closing, Buyer shall (i) pay an amount equal to Twelve Million Dollars ($12,000,000), plus or minus (1) an amount equal to the Closing Purchase Price Adjustment, as defined in Section 3.3(b), plus (2) an amount equal to the Audit Fees, as defined in Section 11.15, plus (3) an amount equal to the Delay Adjustment, if any, as defined in Section 3.4, minus (4) an amount equal to the Deposit plus income actually earned thereon from the date hereof to the Closing Date, in the aggregate, by wire transfer of immediately available funds, in the amounts and to the accounts of those Persons identified on Exhibit 3.1, and (ii) pay Three Million Dollars ($3,000,000) (the “Escrow Amount”) by wire transfer of immediately available funds to the Escrow Account pursuant to Section 3.6. Seller shall provide Buyer with written wire transfer instructions for the payment of the Purchase Price, or shall update Exhibit 3.1 to include such instructions, at least forty-eight (48) hours prior to the Closing.
Notwithstanding the foregoing, Seller shall have the option, exercisable by notice to Buyer not later than ten (10) business days prior to the Closing Date, to permit certain stockholders of Seller and/or their affiliates who have guaranteed Seller’s obligations to Technology Investment Capital Corp. (the “Guarantors”) to, by separate written agreement reasonably acceptable to Buyer and the Guarantors, jointly and severally guarantee Seller’s indemnity obligations to Buyer under Section 13.1 of this Agreement up to the Escrow Amount and for the period contemplated by the Escrow Agreement (as hereinafter defined) rather than having Buyer pay the Escrow Amount into the Escrow Account as contemplated by Section 3.1(b)(ii). In that event, (i) to support such guarantee, the Guarantors and Buyer will either enter into an escrow agreement, containing substantially the same principal terms and provisions as the Escrow Agreement, provided that the Guarantors shall designate a representative to act on behalf of the Guarantors under the Agreement, and deposit Three Million Dollars ($3,000,000) cash into escrow under such new agreement, or provide irrevocable, clean letter of credit arrangements with a term of not less than eighteen (18) months from the Closing Date (“Letters of Credit”) in the amount of $3,000,000, which arrangements are satisfactory in form and substance to Buyer in its sole discretion, not later than the Closing Date; (ii) the deposit of the Escrow Amount into the Escrow Account by Buyer, as contemplated by Section 3.1(b)(ii), will not be made; and (iii) the portion of the Purchase Price payable by Buyer at Closing pursuant to Section 3.1(b)(i) will be increased by Three Million Dollars ($3,000,000).
     3.2 Deposit.
     (a) Concurrently with the execution and delivery of this Agreement, Seller and Buyer shall execute and deliver an escrow agreement substantially in the form of Exhibit 3.2(a) attached hereto, by and among Seller, Buyer and Escrow Agent (the “Escrow Agreement”). The Deposit shall be held in escrow in an account (the “Escrow Account”) of immediately available funds in accordance with the applicable terms and conditions of this Agreement and of the Escrow Agreement and will be disbursed as provided herein and in the Escrow Agreement.
     (b) If the transactions contemplated by this Agreement are consummated, then the Deposit plus income actually earned thereon as contemplated by the Escrow

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Agreement shall be released from escrow and paid to Seller by Escrow Agent and credited against the Purchase Price payable by Buyer to Seller at the Closing pursuant to Section 3.1(b).
     (c) If the transactions contemplated by this Agreement are not consummated by reason of a default by Buyer under the terms of this Agreement, then Seller shall be entitled to retain the Deposit, plus income actually earned thereon, as liquidated damages for such default. For purposes of this Section 3.2(c), Buyer shall be deemed in default if Buyer (i) shall fail to materially perform any of the covenants or agreements of Buyer contained in this Agreement, (ii) shall fail to satisfy any of the conditions set forth in Sections 9.1, 9.2, 9.7, or 9.8 within ten (10) business days after Seller has satisfied the conditions set forth in Sections 8.1, 8.2, 8.3, 8.4, 8.7, 8.8, and 8.9, or (iii) shall refuse to consummate, or have insufficient funds to consummate, the transactions contemplated by this Agreement when Seller has shown itself able and willing to consummate such transactions and has performed all the covenants and agreements required to have been performed by Seller hereunder; provided, however, that Buyer shall not be deemed to be in default under clause (ii) or (iii) of this sentence until one hundred eighty (180) days have elapsed from the date of this Agreement. The parties agree that time is of the essence for the consummation of the transactions contemplated by this Agreement and that the amount of damages caused by a default by Buyer hereunder would be very difficult to calculate. Accordingly, the parties agree that the provision for liquidated damages contained in this Section 3.2 shall not be construed as a penalty provision. The retention by Seller of the Deposit plus income actually earned thereon shall be Seller’s sole and exclusive remedy hereunder.
     (d) If the transactions contemplated by this Agreement are not consummated for reasons that do not entitle Seller to retain the Deposit pursuant to Section 3.2(c), then Buyer shall be entitled to an immediate return of the Deposit plus income actually earned thereon through the date of such return, which shall be Buyer’s sole and exclusive remedy hereunder unless Seller has committed a breach or default under this Agreement and the transactions contemplated by this Agreement are not consummated as a result of Seller’s willful and wrongful failure to consummate such transactions under circumstances under which all conditions to the obligations of Seller set forth in Article 9 have been satisfied or waived (other than any conditions that have not been satisfied as a result of any action or inaction on the part of Seller), in which event Buyer shall be entitled to pursue any rights or remedies existing at law or in equity with respect to such default.
     3.3 Working Capital Adjustment.
     (a) “Working Capital” as of a given date shall mean as recorded on the balance sheet as of that date in accordance with GAAP the net of accounts receivable (net of reserve for doubtful accounts) plus inventory (net of reserve for obsolescence) plus other current assets minus Assumed Liabilities and minus other deferred revenue of Seller. The anticipated Working Capital of Seller as of the signing of this Agreement shall be $250,000 (the “Target Working Capital”). Seller shall, not less than three (3) business days prior to the Closing, estimate the Working Capital as of Closing, based on the balance sheet of Seller as of the prior month-end, but brought forward to include any

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known changes in the components of Working Capital since such prior month-end, supporting documentation for all of which shall be provided to Buyer for its review (the “Estimated Working Capital”). Within sixty (60) days following the Closing, Buyer shall calculate the Working Capital as of the date of the Closing (the “Actual Working Capital”). On or prior to the thirtieth (30th) day after Seller receives Buyer’s calculation of the Actual Working Capital, Seller may give Buyer a written notice that it objects (an “Objection Notice”) to Buyer’s calculation. Any Objection Notice shall specify the dollar amount of any objection and a reasonably detailed summary of the basis for objection. Except to the extent Seller timely objects to a specific determination set forth in Buyer’s calculation of the Actual Working Capital pursuant to an Objection Notice delivered to Buyer within such thirty (30) day period, Buyer’s calculation of the Actual Working Capital will be conclusive and binding upon the parties. If Seller delivers a timely Objection Notice, then Buyer and Seller shall negotiate in good faith to resolve their disputes raised pursuant to a timely Objection Notice. If Buyer and Seller are unable to resolve any disputes related to the calculation of the Actual Working Capital within thirty (30) business days following the delivery of the Objection Notice, then Buyer shall retain a mutually-acceptable accounting firm (“Independent Accounting Firm”) to resolve the dispute as soon as practicable, and in any event within thirty (30) days after Buyer retains such firm. The Actual Working Capital as determined by the Independent Accounting Firm will be conclusive and binding upon the Parties hereto and will constitute the Actual Working Capital for all purposes of this Agreement. The fees and expenses of the Independent Accounting Firm in connection with its review of the Actual Working Capital shall be paid one-half by Seller and one-half by Buyer.
     (b) If, as of the Closing Date, the Estimated Working Capital is (i) less than the Target Working Capital, the Purchase Price payable at the Closing will be reduced by the difference between the Estimated Working Capital and the Target Working Capital or (ii) more than the Target Working Capital, the Purchase Price payable at the Closing will be increased by the difference between the Estimated Working Capital and the Target Working Capital (such increase or decrease, the “Closing Purchase Price Adjustment”). If the Actual Working Capital is (i) less than the Estimated Working Capital, the Purchase Price will be reduced by the difference between the Estimated Working Capital and the Actual Working Capital or (ii) more than the Estimated Working Capital, the Purchase Price will be increased by the difference between the Estimated Working Closing and the Actual Working Capital (the “Final Purchase Price Adjustment”). In the event of a reduction to the Purchase Price pursuant to the Final Purchase Price Adjustment, Seller will be liable for the amount of the reduction and will pay to Buyer, within five (5) business days of the calculation of the Actual Working Capital being declared final pursuant to Section 3.3(a) (the “Balance Sheet Date”), the amount of such reduction plus interest accruing on such amount at a rate of six percent (6%) per annum from the Closing Date until such amount is paid, in immediately available funds to an account specified by Buyer. In the event of an increase to the Purchase Price pursuant to the Final Purchase Price Adjustment, Buyer will pay to Seller, within five (5) business days of the Balance Sheet Date, the amount of such increase plus interest accruing on such amount at a rate of six percent (6%) per annum from the Closing Date until such amount is paid, in immediately available funds to an account specified by Seller. Any amount paid pursuant to this Section 3.3(b) will be treated as an adjustment to the Purchase Price for all purposes. Notwithstanding the foregoing, in the event of a net

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reduction to the Purchase Price pursuant to this Section 3.3(b), Seller’s obligations will first be satisfied from the Escrow Account, with any additional payment being made directly by Seller, and Buyer and Seller shall promptly execute the necessary documents instructing Escrow Agent to make the applicable payment to Buyer.
     3.4 Adjustments for Delays in Closing. If the transactions contemplated by this Agreement are not consummated by the later of (i) January 15, 2007 or (ii) five (5) business days after Seller satisfies all of the conditions to closing under Article 8, for any reason other than the failure by Seller to perform any of the covenants or agreements of Seller contained in this Agreement ((i) or (ii), whichever occurs later, is hereinafter referred to as the “Trigger Date”), then an amount equal to the aggregate of the Delay Adjustments (as defined below) shall be added to the Purchase Price payable at Closing pursuant to Section 3.1(b). The Delay Adjustment for each 30-day period that elapses after the Trigger Date, until the Closing Date shall be equal to the lesser of (i) Two Hundred Fifty Thousand Dollars ($250,000) or (ii) the amount invested in, contributed to or lent to Seller by its stockholders during such 30-day period.
     3.5 Allocation of Purchase Price.Buyer shall prepare an allocation of the Purchase Price among each of the Acquired Assets and the Assumed Liabilities. Buyer shall deliver such allocation to Seller within ninety (90) days after the Closing Date. Seller shall provide its consent to such allocation within fifteen (15) days of delivery; such consent not to be unreasonably withheld. Such allocation shall be reported by both Buyer and Seller on Internal Revenue Service Form 8594, Asset Acquisition Statement, which will be filed with Buyer’s and Seller’s Federal Income Tax Return for the tax year that includes the Closing Date. The agreed-upon allocation shall be conclusive and binding upon Buyer and Seller for all purposes, and neither Buyer nor Seller shall file any Tax Return or other document with, or make any statement or declaration to, any Governmental Authority that is inconsistent with such allocation. If the Purchase Price is adjusted pursuant to the applicable provisions of this Agreement, such allocation shall be revised to reflect such adjustment in a manner mutually acceptable to Buyer and Seller.
     3.6 Escrow.Absent an election by Seller pursuant to Section 3.1 to permit Buyer and the Guarantors to enter into a separate arrangement to secure the indemnity obligations of Seller, the following provisions shall apply. On or prior to the Closing Date, Buyer shall deliver to Escrow Agent the Escrow Amount. The Escrow Amount will be held by Escrow Agent in the Escrow Account, to secure the indemnity obligations of Seller under Section 13.1 of this Agreement, in accordance with the applicable terms and conditions of this Agreement and of the Escrow Agreement. The Escrow Amount will be held in the Escrow Account for such purpose for a period of eighteen (18) months following the Closing Date or such shorter period as Buyer may agree, and at the end of such period, all amounts not theretofore released to or upon the instruction of Buyer in respect of Losses (as defined in Section 13.1) for which Seller is obligated to indemnify the Buyer Indemnified Parties (as defined in Section 13.1), together with all income actually earned thereon, shall be released to or upon the instruction of Seller, all in accordance with the applicable terms and conditions of this Agreement and of the Escrow Agreement, provided that an amount equal to the amount claimed by Buyer pursuant to any unresolved indemnification claims shall remain in the Escrow Account until such claims are resolved. The fees and expenses of Escrow Agent shall be paid first out of income actually earned on amounts held in the Escrow Account (including the Deposit and the Escrow Amount), and to the extent such income is not sufficient therefor, such fees and expenses shall be paid one-

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half by Seller and one-half by Buyer. References in this Article 3 to the release of amounts from the Escrow Account (including the application of the Deposit to the Purchase Price pursuant to Section 3.1(b) and Section 3.2(b)) with income earned thereon shall be deemed to refer to the portion of such income, if any, remaining after the satisfaction in full of the Escrow Agent’s fees and expenses in accordance with the Escrow Agreement.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER
     As of the date hereof, Seller represents and warrants to and for the benefit of Buyer as follows:
     4.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Seller has full corporate power and authority to own the Acquired Assets, conduct the Business as and where presently conducted, and enter into and perform this Agreement and the Assignment and Assumption Agreement and all other agreements and documents contemplated by this Agreement (the “Related Agreements”) to which Seller is a party. Seller is duly qualified to do business in the jurisdictions listed on Schedule 4.1, and Seller is not required to be qualified in any other jurisdiction except where the failure to be so qualified would not have, and could not reasonably be expected to have, a Material Adverse Effect. Schedule 4.1 states: (a) Seller’s exact legal name; and (b) all fictitious, assumed or other names that are registered or used by it or under which it or its predecessors have done business at any time. Accurate and complete copies of Seller’s certificate of incorporation and bylaws, each as amended to date (“Organizational Documents”), have been delivered to Buyer. Except as set forth on Schedule 4.1, Seller has no subsidiaries and does not own any securities of any corporation or any other interest in any Person.
     4.2 Effect of Agreement. The execution, delivery and performance of this Agreement and the Related Agreements by Seller and the consummation by Seller of the transactions contemplated hereby and thereby: (a) have been duly authorized by its Board of Directors and have been, or will be on or prior to the Closing Date, duly authorized by its shareholders in accordance with Delaware law and Seller’s Organizational Documents; (b) do not constitute a violation or default under the Organizational Documents of Seller; (c) except as set forth on Schedule 4.2, do not constitute a default or breach of (after the giving of notice, passage of time or both), or result in the termination of any Assumed Contract to which Seller is a party or by which Seller is bound; (d) do not constitute a material violation of any Law or Judgment applicable to Seller or the Acquired Assets; (e) except as stated on Schedule 4.2, do not require the consent of any Person; (f) except as stated on Schedule 4.2, do not result in the acceleration or adverse change in any material Obligation of Seller; and (g) do not result in the creation of any Encumbrance upon, or give to any other Person any interest in, any of the Acquired Assets. No Person has a right of first refusal or other preemptive right to acquire the Business or the Acquired Assets. This Agreement and the Related Agreements to which Seller is a party constitute the valid and legally binding agreements of Seller, enforceable against Seller in accordance with their respective terms.
     4.3 Financial and Corporate Records. Seller’s books and records are and have been properly prepared and maintained in accordance with GAAP and, except as set forth on Schedule 4.3, are accurate and complete in all material respects.

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     4.4 Compliance with Law. The operation of the Business and Seller’s ownership, possession and use of the Acquired Assets comply in all material respects with all Laws applicable to Seller, the Business or the Acquired Assets. Except as set forth on Schedule 4.4, Seller has obtained and holds all Permits required for the lawful operation of the Business as and where the Business is presently conducted, except where the failure to obtain and maintain such Permits would not have a Material Adverse Effect. All Permits relating to the Business held by Seller are listed on Schedule 4.4.
     4.5 Financial Statements. Seller has provided to Buyer a copy of the audited balance sheet and notes thereto of Seller as of December 31, 2005, and the unaudited balance sheet of Seller as of December 31, 2004, and unaudited statement of cash flows, statement of income and statement of changes in stockholders equity, and notes thereto of Seller for the fiscal year ended December 31, 2005 (the “Annual Financial Statements”). Seller has provided to Buyer copies of the unaudited balance sheet and statements of cash flows, income and changes in stockholders equity of Seller as of and for the nine-month period ended September 30, 2006 (the “Interim Financial Statements” and, together with Annual Financial Statements, the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP and present fairly in all material respects the financial condition and results of operation of Seller as of such dates and for such periods. The financial statements to be delivered by Seller to Buyer after the date hereof pursuant to Sections 6.5 and 8.8 hereof will fairly present, in all material respects, the financial position of Seller, as at the respective dates thereof and the results of operations and cash flows for the respective periods then ended (subject in the case of unaudited information to normal, recurring year-end adjustments that will not be material either individually or in the aggregate and to any other adjustments described therein) in conformity with GAAP. Except as set forth on Schedule 4.5, Seller’s independent auditors have not advised Seller that they have identified any control deficiency, significant deficiency or material weakness in the system of internal control over financial reporting (each term as defined in Auditing Standard No. 2 of the Public Company Accounting Oversight Board) utilized by Seller. Neither Seller nor, to Seller’s Knowledge , any of its employees or Seller’s independent auditors have identified or been made aware of (i) any fraud, whether or not material, that involves Seller’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by Seller or (ii) any claim or allegation regarding the foregoing. Schedule 4.5 includes a list of all of Seller’s revenues by NAICS codes for the years ended December 31, 2005 and December 31, 2002 in the format required by item 5 of the Hart-Scott-Rodino Notification and Report Form.
     4.6 Acquired Assets; Sufficiency. Seller has provided to Buyer a detailed list of the Acquired Assets which is true and correct in all material respects. Except as set forth on Schedule 4.6, Seller has good and marketable title to all of the Acquired Assets and has the right to transfer all right, title and interest in the Acquired Assets to Buyer, free and clear of any Encumbrance. The Acquired Assets, together with the rights related thereto, shall provide Buyer with the means and capability to perform, in all material respects, the obligations of Buyer with respect to the Assumed Liabilities in substantially the same manner as such obligations have been performed by Seller prior to the Closing and otherwise to conduct the Business immediately after the Closing in the ordinary course thereof and in accordance with past practices. Tangible Property included in the Acquired Assets is in good and serviceable condition (subject to normal wear and tear) and is suitable for the uses for which intended.

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     4.7 Absence of Undisclosed Liabilities. Except as set forth on Schedule 4.7, Seller has not incurred, and neither the Acquired Assets nor Seller is subject to, any material Obligations (whether accrued, absolute, contingent or otherwise) which are not shown or reflected on the Financial Statements.
     4.8 Operations Since December 31, 2005. Except as set forth on Schedule 4.8, from December 31, 2005 (or such other date indicated below) to the date of this Agreement, Seller has conducted its business in the ordinary course consistent with past practice and:
     (a) Seller has not (i) created or assumed any Encumbrance upon any of the Acquired Assets; (ii) incurred any Obligation in excess of $50,000; (iii) made any loan or advance to any Person (other than advances of travel expenses to employees in the ordinary course of business); (iv) assumed, guaranteed or otherwise become liable for any Obligation of any Person; (v) committed for any capital expenditure in excess of $50,000; (vi) purchased, leased, sold, abandoned or otherwise acquired or disposed of any asset or property identified within the Acquired Assets having a value in excess of $50,000; (vii) waived any right or canceled any debt or claim; (viii) assumed or entered into any Significant Contract, other than those included in the Significant Contracts listed on Schedule 4.14, (ix) declared, set aside or paid any dividend or distribution on any class of its equity securities, (x) since September 30, 2006, increased compensation payable or to become payable to its officers or employees or any increase in any bonus, insurance, pension or other benefit, payment or arrangement made to, for or with such officers or employees, (xi) changed accounting methods, principles or practices except in accordance with GAAP (all of which changes are set forth on Schedule 4.8), or (xii) taken any action that, if taken during the period from the date hereof through Closing, would constitute a breach of Sections 6.2 and 6.3 hereof.
     (b) There has been no Material Adverse Effect affecting Seller or the Acquired Assets.
     4.9 Accounts Receivable. All of Seller’s Accounts Receivable arose in the ordinary course of business and are proper and valid accounts receivable. There are no material (individually or in the aggregate) refunds, discounts or rights of setoff or assignment affecting any such Accounts Receivable that are not reflected on the Financial Statements. Proper amounts of deferred revenues appear on Seller’s books and records, in accordance with GAAP. None of the Accounts Receivable are from Governmental Authorities subject to Assignment of Claims Act or any state law counterparts.
     4.10 Tangible Property. Except as set forth on Schedule 4.6, Seller has good and valid title to all of its Tangible Property, free and clear of any Encumbrances other than Permitted Encumbrances. All of Seller’s Tangible Property is located at the Facilities (as defined in Section 4.11) or to the extent not material, is in the possession of Seller’s field personnel, and Seller has the full and unqualified right to require the immediate return of any of its Tangible Property that is not located at the Facilities.
     4.11 Real Property. Seller owns no Real Property. Schedule 4.11 lists all Real Property leased by Seller (the “Facilities”), showing location, rental cost, landlord, square footage and lease expiration date of each respective leased Real Property, together with details of

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any security deposit and other prepaid amounts made or owing in respect of each Real Property lease. To Seller’s Knowledge, the Real Property is not subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations on use of any nature, except for zoning laws and other land use restrictions, which would prohibit the operation of Seller’s Business as presently conducted. Seller has heretofore delivered or made available to Buyer true, correct and complete copies of all Real Property leases, including all modifications, amendments and supplements thereto. Each Real Property lease is valid, binding and in full force and effect, and as of the Closing all amounts currently owing pursuant to the Real Property leases will have been paid in full. Seller is not in default or breach in any material respect under any Real Property lease and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any material event of default thereunder. Seller has not received notice of, nor has there been any, threatened default by any landlord under any Real Property lease. All required consents, approvals or authorization of, filing with, or notice to, any party to any Real Property lease in connection with the transactions contemplated by this Agreement have been completed or will be obtained prior to Closing.
     4.12 Software. Schedule 4.12 is an accurate and complete list and description of all Software and Proprietary Software owned, marketed, licensed, used or under development by Seller. Except as otherwise provided on Schedule 4.12, Seller has good and valid title to all Proprietary Software listed on Schedule 4.12 and has the full right to use and transfer to Buyer all of Seller’s Software and Proprietary Software listed on Schedule 4.12, free and clear of any Encumbrance (except for restrictions contained in licensed commercially available Software other than Proprietary Software). None of Seller’s Proprietary Software listed on Schedule 4.12, or Seller’s uses of such Proprietary Software, has violated or infringed upon, or is violating or infringing upon, any Software or other intellectual property of any Person. To Seller’s Knowledge, no Person is violating or infringing upon, or has violated or infringed upon at any time, any of Seller’s Proprietary Software listed on Schedule 4.12. To the Knowledge of Seller, the documentation and source code with its embedded commentary, descriptions, and indicated authorship, the specifications and the other informational materials that describe the operation, functions, and technical characteristics applicable to the Proprietary Software listed on Schedule 4.12 is complete in all material respects and sufficient to permit Buyer to support and maintain the business of Seller as currently conducted. Seller has taken reasonably prudent actions (determined by reference to the actions of companies of a similar size in similar business lines) necessary to maintain the Proprietary Software as protectable trade secrets. Seller has taken reasonably prudent actions (determined by reference to the actions of companies of a similar size in similar business lines) to protect the data contained in its Information Technology Systems related to its business and protect against the existence of (i) any protective, encryption, security or lock-out devices that might in any way interrupt, discontinue, or otherwise adversely affect the use of such Information Technology Systems; and (ii) any so-called computer viruses, worms, trap or back doors, Trojan horses or any other instructions, codes, programs, data or materials (collectively, “Malicious Instructions”) that could improperly interfere with the operation or use of such Information Technology Systems. None of the Information Technology Systems related to the business of Seller has experienced bugs, failures, breakdowns, continued substandard performance, Malicious Instructions, data losses, data-integrity problems, hacking attempts or security breaches since January 1, 2005, that have caused any substantial disruption or interruption in, or to the use of, any such Information Technology Systems. Seller has not provided the source code for any Proprietary Software to any other Person, directly or indirectly,

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by license, transfer, sale, escrow, or otherwise, or granted permission to any other Person to reverse engineer, disassemble, or decompile the Proprietary Software.
     4.13 Intellectual Property Assets.
     (a) Schedule 4.13(a) contains a complete and accurate list and summary description of all registered Trademarks, Patents, Copyrights and Net Names and all of Seller’s Contracts relating to the Intellectual Property Assets, including any royalties paid or received by Seller, and all material unregistered Intellectual Property Assets. Seller has delivered to Buyer accurate and complete copies of any registrations for Intellectual Property Assets and any such Contracts, except for any license implied by the sale of a product and licenses for commonly available Software programs under which Seller is the licensee. All of Seller’s rights related to the Intellectual Property Assets are valid and enforceable. There are no outstanding and, to Seller’s Knowledge, no threatened disputes or disagreements with respect to any such registration or Contract. No allegations have been asserted or, to Seller’s Knowledge, threatened that the Intellectual Property Assets violate or infringe upon any intellectual property or other rights of any other person. Seller has not received a notice that it is required to license any Person’s intellectual property for which it does not currently have a license. No customer Contract transfers ownership of any Intellectual Property Assets to the customer, and Seller has not transferred ownership rights in any Intellectual Property Assets to (i) Hilton Hotels Corporation under the Preferred Vendor Services Agreement, dated January 12, 2004 or (ii) SITA Information Networking Computing USA Inc. (“SITA”), the City of Atlanta Department of Aviation or the Hartsfield-Jackson Atlanta International Airport under the Agreement with SITA described on Schedule 4.19.
     (b) Except as set forth in Schedule 4.13(b):
     (i) the Intellectual Property Assets are all those necessary for the operation of the Business as it is currently conducted. Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a third party all of the Intellectual Property Assets, other than in respect of licenses listed in Schedule 4.13(a).
     (ii) all current employees of Seller have executed, or will execute prior to the Closing Date, written Contracts with Seller substantially in the form of Exhibit 4.13(b)(ii) that assign to Seller all rights to any inventions, improvements, discoveries or information relating to the Business.
     (iii) All of the Intellectual Property Assets (other than commonly available Software licensed by Seller as licensee) are assignable to Buyer without the requirement of any consent or the payment of any fees.
     (c) Trademarks.
     (i) The name “StayOnline” has been registered as a service mark with the United States Patent and Trademark Office (the “PTO”), and such registration is currently in compliance with all formal requirements of Law (including the

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timely post-registration filing of affidavits of use and incontestability and renewal applications), is valid and enforceable and is not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.
     (ii) Seller’s registered Trademark has not been and is not now involved in any opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened.
     (iii) To Seller’s Knowledge, there is no trademark registered with, or trademark application pending with, the PTO of any other Person potentially interfering with or infringing on Seller’s registered Trademark.
     (iv) All products and materials containing Seller’s registered Trademark bear the proper federal registration notice where permitted by law.
     (d) Trade Secrets. Seller has taken reasonably prudent actions (determined by reference to the actions of companies of a similar size in similar business lines) to protect the secrecy, confidentiality and value of all Trade Secrets.
     (e) Net Names. All Net Names have been registered in the name of Seller and are in compliance with all formal requirements of law. No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any Net Name.
     4.14 Significant Contracts.
     (a) For the purposes of this Agreement, “Significant Contracts” means (a) all of the Contracts to which Seller is a party or by which Seller is bound under which Seller’s payment obligations, or Seller’s rights to receive payment, exceed $25,000 in any 12-month period or $100,000 over the term of the Contract, or on which Seller is otherwise substantially dependent in connection with the conduct of the Business, (b) any agreement with a customer (including any master agreement pursuant to which Seller has entered into multiple service agreements covering individual hotels) under which Seller’s right to receive payment exceeds $25,000 in any 12-month period or $50,000 over the term of the Contract, (c) any outstanding purchase order or group of purchase orders, or understandings or commitments payable to the same payee pursuant to which the amount payable to Seller exceeds $25,000, (d) any agreement governing a general or limited partnership, limited liability company or other form of joint venture to which Seller is a party or by which Seller is bound, (e) any agreement under which Seller has created, incurred, assumed or guaranteed or may be obligated to create, incur, assume or guarantee any Indebtedness or any capitalized lease obligation in an amount in excess of $25,000 or under which Seller has imposed an Encumbrance on any of Seller’s assets having a book value in excess of $5,000, (f) any agreement, arrangement or commitment under which Seller has agreed or committed to advance or loan or has advanced or loaned any amount to any of its directors, officers or employees or any family member thereof, other than advances with respect to reasonable and customary business expenses incurred in the ordinary course of business, (g) any agreement, arrangement or commitment entered into outside the ordinary course of business and pursuant to which any obligations or liabilities (whether absolute, contingent or otherwise) remain outstanding,

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(h) any employment, bonus or consulting agreement, arrangement or commitment involving potential payments in excess of $100,000, (i) any agreement that contains any preferential or “most favored nations” provisions, (j) any agreements that guarantee any person a particular amount of payment irrespective of such person’s performance of any of its obligations under such agreement, (k) any agreement that contains a restriction on assignment or that requires payment or results in a modification of the terms or termination of the agreement on a change of control, (l) any agreement that prohibits the incurrence of a lien on Seller’s assets, (m) any agreement involving indemnification for obligations of or losses or damages incurred by third parties that are not otherwise included in an Assumed Contract, or (n) any agreement pursuant to which Seller has acquired or is obligated to acquire any material portion of the assets or business of any other person since Seller’s date of incorporation, or any amendments, modifications or supplements to any of the foregoing.
     (b) Each of the Significant Contracts constitutes a valid and binding obligation of Seller, is in full force and effect and is enforceable against Seller in accordance with its terms, subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding at equity or at law), and except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to creditors’ rights. Set forth on Schedule 4.14 is an accurate and complete list of all Significant Contracts. Seller has provided Buyer a true and complete copy of each Significant Contract. Except as set forth on Schedule 4.14, with respect to each of the Significant Contracts, Seller is not in default thereunder in any material respect nor would be in default thereunder in any material respect with the passage of time, the giving of notice or both. Except as set forth on Schedule 4.14, to Seller’s Knowledge, none of the other parties to any Significant Contract is in default thereunder in any material respect or would be in default thereunder with the passage of time, the giving of notice or both. Except as set forth on Schedule 4.14, Seller has not given or received any notice of default or notice of termination with respect to any Significant Contract. The Significant Contracts are all the material Contracts necessary and sufficient to operate the Business as currently operated. Except as set forth on Schedule 4.14, there are no currently outstanding proposals or offers submitted by Seller to any customer, prospect, supplier or other Person which, if accepted, would result in a legally binding Significant Contract of Seller.
     4.15 Employees and Independent Contractors. Except as limited by any employment Contracts listed on Schedule 4.14 and except for any limitations of general application which may be imposed under applicable employment Laws, Seller has the right to terminate the employment of each of its employees at will and to terminate the engagement of any of its at will independent contractors without payment to such employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability other than liability for severance pay in accordance with the employment Contracts listed on Schedule 4.14. Seller is in material compliance with all Laws respecting employment practices. Seller has not been a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of Seller and, to Seller’s Knowledge, there are no union organizing activities involving Seller’s employees. Seller has not experienced any labor problem that was or is material to the Business. Seller’s relations with its

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employees are currently on a satisfactory and normal basis. Except as indicated on Schedule 4.15, no officer of Seller has indicated to Seller an intention to terminate his employment with Seller. To the Knowledge of Seller, no officer, employee or independent contractor of Seller is in violation of any term of any contract, proprietary information agreement, noncompetition agreement or any other agreement or any restrictive covenant or any other common law obligation to a former employer relating to the right of any such person to be engaged by Seller or to the use of trade secrets or proprietary information of any such former employer. Seller is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses, perquisites or any other form of compensation for any services performed by them or amounts required to be reimbursed to such employees. Schedule 4.15 sets forth a complete and accurate list of the following information for each employee of Seller: name, job title, location in which employed, current compensation paid or payable, and service credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan listed on Schedule 4.16.
     4.16 Employee Benefit Plans. Except as set forth on Schedule 4.16, Seller does not sponsor, maintain or contribute to, or have any ongoing Obligations with respect to, any Employee Benefit Plan, including, but not limited to, any employee benefit plan as defined in ERISA, with respect to employees of Seller. Copies of all Employee Benefit Plans described on Schedule 4.16 have been delivered to Buyer along with copies of all summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the two most recent years’ Form 5500s and financial reports, and any notices to or from the Internal Revenue Service or any office or representative of the Department of Labor or any similar Governmental Authority. With respect to each Employee Benefit Plan described on Schedule 4.16, Seller has operated and currently operates such plan in compliance with the plan documents and all applicable Laws, including without limitation ERISA and the Internal Revenue Code of 1986, as amended (the “Code”). No liability or contingent liability under Title IV or Section 302 of ERISA has been incurred by Seller or any ERISA Affiliate that has not been satisfied in full, and neither Seller nor any ERISA Affiliate made, or was required to make, contributions to any Employee Benefit Plan subject to Title IV of ERISA during the last six years ended prior to the Closing Date. Neither Seller nor any ERISA Affiliate sponsors or ever has sponsored, maintained, contributed to or incurred an obligation to contribute to any Multiemployer Plan or to a Multiple Employer Plan. There are no actions, suits or claims pending or, to the Knowledge of Seller, threatened (other than routine claims for benefits) in writing with respect to or relating to any Employee Benefit Plan. To the Knowledge of Seller, no event has occurred and there currently exists no condition or set of circumstances in connection with which Seller or any of its ERISA Affiliates could be subject to any liability (other than routine claims for benefits) under the terms of any Employee Benefit Plan, ERISA, the Code, or any other law applicable to Seller’s Employee Benefit Plans. “ERISA Affiliate” means any entity which is part of a “controlled group” with Seller or is under “common control” with Seller, or is treated as employed by a single employer with Seller (within the meaning of Sections 414(b), (c), (m) or (o) of the Code).
     4.17 Customers, Prospects and Suppliers. Each of the fifteen (15) largest customers of Seller (measured by the total amount paid during the nine (9) months ended September 30, 2006 by such customers to Seller for its services and grouping as one customer multiple franchisees of a single franchisor with which Seller has contracted) (the “Fifteen Largest Customers”) has signed a Contract and is listed on Schedule 4.17. Seller has previously delivered to Buyer a list

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of Seller’s prospects and proposals with respect to its Business. Schedule 4.17 lists such prospects to which Seller has made a proposal that, if accepted, would reasonably be expected to cause such prospect to become one of Seller’s fifteen (15) largest customers during the first twelve (12) months of the resulting agreement. All of the proposals made to the prospects listed on Schedule 4.17 are still pending and have not been rejected. Except as set forth on Schedule 4.17, none of the Fifteen Largest Customers has given notice or otherwise indicated to Seller that it will or intends to terminate or not renew any Significant Contract before the scheduled expiration date or otherwise terminate its relationship with Seller and since December 31, 2005, there has not been any material adverse change in the business relationship of Seller with any of the Fifteen Largest Customers. To Seller’s Knowledge, the transactions contemplated by this Agreement will not have a Material Adverse Effect on Buyer’s relations with any of the Fifteen Largest Customers. There has not been any Material Adverse Effect since December 31, 2005 in the business relationship of Seller with any supplier from whom Seller purchased more that five percent (5%) of the goods and services which it purchased during the same period.
     4.18 Taxes. Except as disclosed on Schedule 4.18, Seller has timely filed all Tax Returns and reports required to be filed by it, all of which to Seller’s Knowledge were accurately prepared, and, except as set forth in Schedule 4.18, Seller has timely paid all Taxes or withholdings required to be paid by it with respect to such Tax Returns. Seller has properly withheld from payments to its employees, contractors, salesmen, agents, representatives, vendors and other Persons all amounts required by Law to be withheld, and Seller has timely filed all Tax Returns to be filed by it with respect to such withholdings. Except as indicated on Schedule 4.18, (a) no audit or other Proceeding relating to Taxes is pending or threatened against Seller; (b) no notice of deficiency or adjustment has been received by Seller, by or from any governmental taxing authority, with respect to sales, use, excise, real property, payroll, withholding or similar Taxes; (c) there are no agreements or waivers in effect that provide for an extension of time for the assessment of any such Tax against Seller; (d) Seller has established on its books and records reserves in accordance with GAAP that are adequate for the payment of all Taxes of Seller not yet due and payable; and (e) there are no liens for Taxes upon the Acquired Assets other than any liens for Taxes not yet due and payable.
     4.19 Proceedings and Judgments. Except as described on Schedule 4.19, (i) no Proceeding involving or related to the Acquired Assets or the Business is currently pending or threatened, nor during the two (2) years preceding the date of this Agreement has any material Proceeding occurred to which Seller is or was a party or by which the Acquired Assets are or were affected in any material respect; (ii) no Judgment involving or related to Seller, the Acquired Assets or the Business is currently outstanding, nor during the two (2) years preceding the date of this Agreement has any material Judgment been outstanding against Seller, the Acquired Assets or the Business or by which Seller, the Acquired Assets or the Business is or was affected, which remains unsatisfied; and (iii) no breach of contract, material breach of warranty, tort, negligence, infringement, product liability, discrimination, charge or complaint filed by an employee or a union with a court of law, the National Labor Relations Board, the Department of Labor, the Equal Employment Opportunity Commission, or any comparable Governmental Authority, or any other labor or employment dispute against or affecting Seller or its premises, and including but not limited to any claim or charge for wrongful termination, harassment, defamation, unfair labor practices, wage and hour violations, or violation of any federal, state or local laws governing employment, or other material claim of any nature

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involving or related to Seller, the Acquired Assets or the Business is currently being asserted or threatened by or against Seller, and to Seller’s Knowledge there is no basis for any such claim. As to each matter described on Schedule 4.19, accurate and complete copies of all pertinent pleadings, judgments, orders, correspondence and other legal documents have been delivered to Buyer.
     4.20 Insurance. Schedule 4.20 is an accurate and complete list of all Insurance Policies currently owned or maintained by Seller. Seller has not received notice of cancellation with respect to any such current Insurance Policy, and to Seller’s Knowledge there is no basis for the insurer thereunder to terminate any such current Insurance Policy. Each such Insurance Policy is or was in full force and effect during the period(s) of coverage indicated on Schedule 4.20. All premiums payable by Seller under all such Insurance Policies have been timely paid, and Seller otherwise has complied in all material respects with the terms and conditions of all such Insurance Policies. Seller has not received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such Insurance Policies. Except as described on Schedule 4.20 and except for claims by covered employees under medial, dental and health insurance policies, there are no claims that are pending under any of the Insurance Policies described on Schedule 4.20.
     4.21 Questionable Payments. To Seller’s Knowledge, neither Seller nor any of the current or former directors, executives, officers, representatives, agents or employees of Seller (when acting in such capacity or otherwise on behalf of Seller): (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977; (d) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other properties; (e) has made any false or fictitious entries on the books and records of Seller; (f) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of Seller; or (g) made any material favor or gift that is not deductible for federal income tax purposes using corporate funds or otherwise on behalf of Seller.
     4.22 Related Party Transactions. Except as described on Schedule 4.22 and except for any employment Contracts listed on Schedule 4.14, (a) no director, officer, record or beneficial owner of five percent (5%) or more of the equity securities of Seller, affiliate or controlling Persons of Seller, (b) no immediate family member of any such director, officer, record or beneficial owner of five percent (5%) or more of the equity securities of Seller, affiliate or controlling Person, and (c) no entity controlled by any one or more of the foregoing (excluding Seller) (collectively, the “Related Parties”): (i) owns, directly or indirectly, any interest in (excepting not more than three percent (3%) stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person that is engaged in business as a competitor of Seller, or as a lessor, lessee, customer, distributor, sales agent, or supplier of any material amount of goods or services to Seller; (ii) owns, directly or indirectly, in whole or in part, any material tangible or intangible property that Seller uses or the use of which is necessary for the conduct of its Business; (iii) has any cause of action or other claim whatsoever against Seller or its Business; (iv) on behalf of Seller, has made any payment or commitment to pay any commission, fee or other amount to, or

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purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any corporation or other Person of which any officer or director of Seller, or an immediate family member of the foregoing, is a partner or stockholder (excepting stock holdings solely for investment purposes in securities of publicly held and traded companies). Schedule 4.22 contains a complete list of all material Contracts between Seller and any Related Party relating to the Business, entered into on or prior to the date of this Agreement or contemplated to be entered into before Closing.
     4.23 Brokerage Fees. Except for the fees payable to Daniels & Associates, L.P. as set forth on Schedule 4.23, which fees and all other costs and expenses relating thereto shall be paid by Seller, no Person acting on behalf of Seller is or shall be entitled to any brokerage, finder’s or investment banking fee in connection with the transactions contemplated by this Agreement.
     4.24 Full Disclosure. To Seller’s Knowledge, no representation or warranty made by Seller in this Agreement: (a) contains any untrue statement of any material fact; or (b) omits to state any fact that is necessary to make the statements made, in the context in which made, not false or misleading in any material respect.
     4.25 Litigation. There is no litigation or other Proceeding pending or, to the Knowledge of Seller, threatened against Seller that questions or challenges the validity of this Agreement or any of the Related Agreements, the consummation of the transactions contemplated hereby or any action taken or to be taken by Seller pursuant to this Agreement or any Related Agreement.
     4.26 Environmental Matters. Seller has obtained, or has timely applied for, all permits, licenses, approvals, identification numbers and any other authorizations (collectively, “Environmental Permits”) required under applicable Environmental Laws to conduct its business and operations as currently conducted. Seller is in material compliance with all applicable Environmental Laws and Environmental Permits, and Seller has not received any written communication from any Person or Governmental Authority that alleges that Seller is not in such compliance. There are no Environmental Claims pending or, to the Knowledge of Seller, threatened in writing, against Seller. Seller (i) has not entered into or agreed to any consent decree or order and is not subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances, or (ii) is not an indemnitor in connection with any claim asserted in writing or, to the Knowledge of Seller, threatened in writing against Seller by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances. Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including any Hazardous Substance, or owned or operated any property or facility in a manner, that has given, or to the Knowledge of Seller reasonably could give, rise to any material liabilities pursuant to any Environmental Laws.

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ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
     As of the date hereof, Buyer represents and warrants to and for the benefit of Seller as follows:
     5.1 Organization. Buyer is a corporation that is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has full corporate power and authority to own its assets, conduct its business as and where such business is presently conducted, and enter into this Agreement.
     5.2 Effect of Agreement. The execution, delivery and performance by Buyer of this Agreement and the Related Agreements to which it is a party, and its consummation of the transactions contemplated hereby and thereby, (a) have been duly authorized by all necessary corporate actions by its Board of Directors; (b) do not constitute a violation of or default under its charter or bylaws; (c) do not constitute a default or breach (after the giving of notice, passage of time or both) under any Contract to which it is a party or by which it is bound; (d) do not constitute a violation of any Law or Judgment that is applicable to it or to the transactions contemplated by this Agreement; and (e) do not require the consent of any Person. This Agreement and the Related Agreements to which Buyer is a party constitute the valid and legally binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms.
     5.3 Brokerage Fees. No Person acting on behalf of Buyer is entitled to any brokerage, finder’s or investment banking fee in connection with the transactions contemplated by this Agreement.
     5.4 Litigation. There is no litigation or other Proceeding pending or, to the Knowledge of Buyer, threatened against Buyer that questions or challenges the validity of this Agreement or any of the Related Agreements, the consummation of the transactions contemplated hereby or any action taken or to be taken by Buyer pursuant to this Agreement or any Related Agreement.
     5.5 Availability of Funds. Buyer will have cash on hand sufficient to fund Buyer’s payment of the entire Purchase Price at the Closing.
ARTICLE 6
COVENANTS OF SELLER PRIOR TO CLOSING
     6.1 Access And Investigation. Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall (a) afford Buyer and its representatives (collectively, “Buyer Group”) full and free access, during regular business hours, to Seller’s personnel, properties, Contracts, Permits, books and records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller; (b) furnish Buyer Group with copies of all such Contracts, Permits, books and records and other existing documents and data as Buyer may reasonably request; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the

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extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition of Seller.
     6.2 Operation of the Business of Seller. Between the date of this Agreement and the Closing, Seller shall:
     (a) conduct its business only in the ordinary course consistent with past practice;
     (b) except as otherwise directed by Buyer in writing, and without making any commitment on Buyer’s behalf, use its best efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;
     (c) confer with Buyer prior to implementing operational decisions of a material nature;
     (d) otherwise report periodically to Buyer concerning the status of its business, operations and finances;
     (e) make no material changes in management personnel without prior consultation with Buyer;
     (f) maintain the Acquired Assets in a state of repair and condition that complies with legal requirements and is consistent with the requirements for the normal conduct of the Business;
     (g) use its best efforts to keep in full force and effect, without amendment, all material rights relating to the Business;
     (h) comply with all material requirements of Law and Contracts applicable to the operations of Business;
     (i) continue in full force and effect the insurance coverage under the policies set forth in Schedule 4.20 or substantially equivalent policies;
     (j) cooperate with Buyer and assist Buyer in identifying the Permits required by Buyer to operate the Business from and after the Closing Date and either transferring existing Permits of Seller to Buyer, where permissible, or obtaining new Permits for Buyer; and
     (k) maintain all financial books and records of Seller relating to the Business in accordance with GAAP.
     6.3 Negative Covenant. Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Seller shall not, without the prior written consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any Material Adverse Effect or any of the changes or events listed in

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Section 4.8(a) would be likely to occur; (b) make any modification to any Significant Contract or terminate or cancel any Significant Contract; (c) enter into any compromise or settlement of any Proceeding relating to the Acquired Assets, the Business or the Assumed Liabilities, (d) amend its Certificate of Incorporation or Bylaws, except as contemplated by Section 6.6, (e) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, any Person, (f) enter into any agreement, contract or lease that would constitute a Significant Contract, except in the ordinary course of business, (g) incur or commit to any capital expenditure other than capital expenditures incurred or committed to in the ordinary course of business, (h) adopt, commit to adopt, enter into, terminate or amend any Employee Benefit Plan, (i) make or change any accounting method or tax election or file an amended Tax Return, (j) enter into any agreement with any directors, employees, or officers, or (k) grant any license or sublicense to any rights under the Intellectual Property Assets.
     6.4 Notification. Between the date of this Agreement and the Closing, Seller shall promptly notify Buyer in writing if it becomes aware of (a) any fact or condition that causes or constitutes a breach of any of Seller’s representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s discovery of, such fact or condition. Should any such fact or condition require any change to any Schedule hereto, Seller shall promptly deliver to Buyer a supplement to the Schedule specifying such change. Such delivery shall not affect any rights of Buyer under Section 10.2 and Article 12.
     6.5 Monthly Financial Statements. Until the Closing Date, Seller shall deliver to Buyer within thirty (30) days after the end of each month a copy of the balance sheet, statement of operations, change in stockholders’ equity and cash flow statement for such month prepared in a manner and containing information in accordance with GAAP and certified by Seller’s Chief Financial Officer as to compliance with Section 4.5.
     6.6 Change of Name. On or before the Closing Date, Seller shall (a) take all corporate action necessary to approve and authorize the amendment of its certificate of incorporation to change its name to one sufficiently dissimilar to Seller’s present name, in Buyer’s judgment, to avoid confusion and (b) take all actions requested by Buyer or a subsidiary of Buyer to enable Buyer or a subsidiary of Buyer to change its name to Seller’s present name after the Closing.
     6.7 Payment of Liabilities. Seller shall pay or otherwise satisfy in the ordinary course all of its Obligations.
     6.8 Shareholder Meeting. Seller shall cause a meeting of its shareholders (the “Shareholder Meeting”) to be duly called and held as soon as reasonably practicable after the date hereof for the purpose of obtaining the approval contemplated by Section 9.4 of this Agreement. In connection with the Shareholder Meeting, Seller shall (i) subject to the provisions of Section 11.14(b) the Board shall recommend to the shareholders that the shareholders approve this agreement and use all reasonable efforts to obtain the approval of its shareholders of the transaction contemplated by this Agreement, and (ii) otherwise comply with all legal

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requirements applicable to such meeting. In lieu of holding the Shareholder Meeting, the Seller, at its election, may cause the actions required hereunder to be approved by written consent of its shareholders.
ARTICLE 7
COVENANT OF BUYER PRIOR TO CLOSING
     Buyer shall use its best efforts to cause the conditions in Article 9 to be satisfied at or prior to the Closing.
ARTICLE 8
CONDITIONS TO BUYER’S OBLIGATION TO CLOSE
     Buyer’s obligation to purchase the Acquired Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):
     8.1 Accuracy of Representations.
     (a) The representations and warranties in Section 4.2 and each other representation and warranty in this Agreement that contains an express materiality qualification, shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the time of the Closing as if then made, without giving effect to any supplement to any schedules hereto.
     (b) Each of Seller’s representations and warranties in this Agreement other than those referred to in paragraph (a) of this Section 8.1 shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplement to any schedules hereto.
     8.2 Seller’s Performance. Each of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects.
     8.3 Consents. Each of the Consents identified in Schedule 8.3 shall have been obtained and shall be in full force and effect.
     8.4 Additional Documents. Seller shall have caused the following documents to be delivered to Buyer:
     (a) a bill of sale for all of the Acquired Assets that are Tangible Property in the form of Exhibit 8.4(a) (the “Bill of Sale”), executed by Seller;
     (b) an assignment of all of the Acquired Assets that are Intellectual Property Assets in the form of Exhibit 8.4(b), which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”), executed by Seller;

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     (c) a separate assignment of Seller’s registration for the service mark “StayOnline” (Registration No. 2665968) in the form of Exhibit 8.4(c), executed by Seller;
     (d) the assignments of the leases of the Facilities in a form reasonably acceptable to Buyer and Seller (the “Assignments of Facilities”), executed by Seller;
     (e) such other bills of sale, assignments, certificates, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and executed by Seller;
     (f) an employment agreement in a form reasonably acceptable to Buyer executed by each of Antonio DiMilia, Steven Berrey, Chris Medders and Ron Peterson (the “Employment Agreements”);
     (g) a non-competition agreement in the form of Exhibit 8.4(g), executed by each of Seller and William C. Newton (the “Non-Competition Agreements”);
     (h) a certificate executed by Chief Executive Officer of Seller as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2;
     (i) a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, and attaching all requisite resolutions or actions of Seller’s Board of Directors and shareholders approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the change of name contemplated by Section 6.6 and certifying to the incumbency and signatures of the officers of Seller executing this Agreement, any Related Agreement to which Seller is a party and any other document relating to such contemplated transactions, and accompanied by the requisite documents for amending Seller’s certificate of incorporation required to effect such change of name in form sufficient for filing with the Secretary of State of Delaware;
     (j) the certificate of incorporation and all amendments thereto of Seller, duly certified as of a recent date by the Secretary of State of Delaware;
     (k) recently dated lien search reports describing all security interests reflected in the Uniform Commercial Code or similar records of such jurisdictions and the United States Patent and Trademark Office as Buyer may reasonably request, indicating that any Encumbrances on any of the Acquired Assets (including, without limitation, the security interests previously granted by Seller to Technology Investment Capital Corp.), other than those to which Buyer does not object and Permitted Encumbrances, have been discharged or released before or simultaneously with the Closing;
     (l) if requested by Buyer, any Consents or other instruments that may be required to permit Buyer’s qualification in each jurisdiction in which Seller is licensed or

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qualified to do business as a foreign corporation under the name “StayOnline” or any derivative thereof;
     (m) opinion of counsel to Seller in a form reasonably acceptable to Buyer and Seller;
     (n) payoff letters for repayment in full of all Indebtedness secured by any of the Acquired Assets, which set forth the terms and conditions for payment and satisfaction in full of all such Indebtedness and release of all Encumbrances granted by Seller relating thereto on and as of the Closing Date and release and termination of all Deposit Account Control Agreements relating thereto;
     (o) evidence of payoff of all Obligations of Seller under the Employee Benefit Plans, including, but not limited to, any salaries, bonuses, commissions, accrued vacation pay, benefits or severance; and
     (p) the Escrow Agreement in the form of Exhibit 3.4, executed by each of Seller and Escrow Agent.
     8.5 No Proceedings. There shall not have been commenced or threatened against Seller or Buyer any litigation or other Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of such contemplated transactions.
     8.6 Permits. Buyer shall have received such Permits as are necessary to allow Buyer to operate the Acquired Assets from and after the Closing.
     8.7 No Material Adverse Effect. Since the date of this Agreement there shall not have occurred a Material Adverse Effect nor shall there exist any facts or circumstances that could reasonably be expected to cause such a Material Adverse Effect.
     8.8 Financial Statements. Not less than twenty days prior to Closing, Buyer shall have received audited (including an audit report with no qualifications) and unaudited consolidated financial statements of Seller and, to the extent necessary, its predecessor entities necessary for Buyer to comply with any applicable requirements for filings under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC, promulgated thereunder, which shall be certified by the Chief Financial Officer of Seller as fairly presenting in all material respects the matters presented therein and otherwise as materially consistent with the Financial Statements previously provided to Buyer.
     8.9 Deliveries.Buyer shall have received from Seller each item required to be delivered by Seller pursuant to this Agreement.

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ARTICLE 9
CONDITIONS TO SELLER’S OBLIGATION TO CLOSE
     Seller’s obligation to sell the Acquired Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):
     9.1 Accuracy of Representations. Each of Buyer’s representations and warranties in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.
     9.2 Buyer’s Performance. Each of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects.
     9.3 Consents. Each of the Consents identified in Schedule 9.3 shall have been obtained and shall be in full force and effect.
     9.4 Shareholder Approval. Seller’s shareholders shall have approved and authorized the execution and delivery of this Agreement and the Related Agreements by Seller and the consummation of the transactions contemplated hereby and thereby in accordance with Delaware law and Seller’s Organizational Documents.
     9.5 Additional Documents. Buyer shall have caused the following documents to be delivered at Closing to Seller:
     (a) the Assignment and Assumption Agreement executed by Buyer;
     (b) the Assignments of Facilities executed by Buyer;
     (c) the Employment Agreements executed by Buyer;
     (d) a certificate executed by the Chief Executive Officer of Buyer as to the accuracy of Buyer’s representations and warranties as of the date of this Agreement and as of the Closing Date in accordance with Section 9.1 and as to Buyer’s compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 9.2;
     (e) a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, and attaching all requisite resolutions or actions of Buyer’s Board of Directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement, and the Related Agreements to which Buyer is a party and any other document relating to such contemplated transactions;
     (f) Opinion of counsel to Buyer in a form reasonably acceptable to Buyer and Seller; and

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     (g) the Escrow Agreement in the form of Exhibit 3.4, executed by each of Buyer and Escrow Agent.
     9.6 No Proceedings. There shall not have been commenced or threatened against Buyer or Seller any litigation or other Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of such contemplated transactions.
     9.7 Purchase Price. Buyer shall have paid the Purchase Price as provided in Section 3.1.
     9.8 Deliveries. Seller shall have received from Buyer each item required to be delivered by Buyer pursuant to this Agreement.
ARTICLE 10
TERMINATION
     10.1 Termination Events. By notice given prior to or at the Closing, subject to Section 10.2, this Agreement may be terminated as follows:
     (a) by Buyer if a material breach of any provision of this Agreement has been committed by Seller and such breach has not been waived by Buyer;
     (b) by Seller (i) if a material breach of any provision of this Agreement has been committed by Buyer and such breach has not been waived by Seller, or (ii) at any time when Seller is entitled to retain the Deposit as a result of a default by Buyer as provided in Section 3.2(d);
     (c) by mutual consent of Buyer and Seller;
     (d) by Buyer if the Closing has not occurred on or before June 30, 2007, or such later date as the parties may agree upon, unless Buyer is in material breach of this Agreement or the reason for the delay is a failure by Buyer to comply with its obligations under this Agreement;
     (e) by Seller if the Closing has not occurred on or before June 30, 2007, or such later date as the parties may agree upon, unless Seller is in material breach of this Agreement or the reason for the delay is a failure by Seller to comply with its obligations under this Agreement; or
     (f) by Seller or Buyer if Seller’s Board of Directors determines in good faith, pursuant to Section 11.14, that an unsolicited Acquisition Proposal constitutes a Superior Proposal and authorizes a Change in Recommendation in response thereto.
     10.2 Effect of Termination. Each party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all obligations of the parties under this Agreement will terminate,

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except that the obligations of the parties in this Section 10.2 and Article 14 and the terms of the Confidentiality Agreement will survive, provided, however, that, nothing in this Agreement shall relieve any party from liability for fraud or any intentional breach of this Agreement.
     10.3 Termination in Response to Superior Proposal. If this Agreement is terminated pursuant to Section 10.1(f), then on the earlier of (i) the date on which Seller enters into a definitive written agreement providing for the consummation of a transaction contemplated by the Superior Proposal or (ii) two (2) business days after the date of termination, Seller shall pay to Buyer, by wire transfer of immediately available funds to an account specified by Buyer, a termination fee of One Million Dollars ($1,000,000).
ARTICLE 11
ADDITIONAL COVENANTS
     11.1 Employees and Employee Benefits.
     (a) Information on Active Employees. For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed on the Closing Date by Seller who are employed exclusively in the Business as currently conducted.
     (b) Employment of Active Employees by Buyer.
     (i) Buyer is not obligated to hire any Active Employee but may interview all Active Employees. Buyer will provide Seller with a list of Active Employees to whom Buyer has made an offer of employment that has been accepted to be effective on the Closing Date (the “Hired Active Employees”). Subject to applicable legal requirements, Buyer will have reasonable access to Seller’s Facilities and personnel records (including performance appraisals, disciplinary actions, grievances and medical records) for the purpose of preparing for and conducting employment interviews with all Active Employees and will conduct the interviews as expeditiously as possible prior to the Closing Date. Access will be provided by Seller upon reasonable prior notice during normal business hours. Effective immediately before the Closing, Seller will terminate the employment of all of the Hired Active Employees.
     (ii) Seller shall not solicit the continued employment of any Active Employee (unless and until Buyer has informed Seller in writing that the particular Active Employee will not receive any employment offer from Buyer) or the employment of any Hired Active Employee after the Closing. Buyer shall inform Seller promptly of the identities of those Active Employees to whom it will not make employment offers, and Seller shall comply with the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or similar state or local law, if applicable, as to those Active Employees.
     (iii) It is understood and agreed that (A) Buyer’s expressed intention to extend offers of employment as set forth in this section shall not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may

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establish pursuant to individual offers of employment, and (B) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and applicable Law). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.
     (c) Salaries and Benefits.
     (i) Seller shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller through the close of business on the Closing Date, including pro rata commissions, bonus payments and all vacation pay earned prior to the Closing Date, (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and sections 601 through 608 of ERISA; and (C) any and all payments to employees required under the WARN Act or similar state or local law.
     (ii) Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under the Employee Benefit Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.
     (d) General Employee Provisions.
     (i) Seller and Buyer shall give any notices required by applicable Law and take whatever other actions with respect to the plans, programs and policies described in this Section 11.1 as may be necessary to carry out the arrangements described in this Section 11.1.
     (ii) Seller shall provide Buyer with completed I-9 forms and attachments with respect to all Hired Active Employees, except for such employees as Seller certifies in writing to Buyer are exempt from such requirement.
     (iii) Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller.

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     11.2 Payment of All Taxes Resulting from Sale of Assets by Seller. Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Law.
     11.3 Restrictions on Seller Dissolution and Distributions.
     Seller shall not dissolve, or make any distribution of the Escrow Amount released to it pursuant to Section 3.1, until the later of (a) three (3) business days after the completion of all adjustment procedures contemplated by Section 3.3; or (b) Seller’s payment, or adequate provision for the payment, of all of its obligations pursuant to Section 11.2.
     11.4 Removing Excluded Assets. On or before the Closing Date, Seller shall remove all Excluded Assets from all Facilities to be occupied by Buyer. Such removal shall be done in such manner as to avoid any damage to the Facilities to be occupied by Buyer and any disruption of the business operations to be conducted by Buyer after the Closing. Any damage to the Acquired Assets or to the Facilities resulting from such removal shall be paid by Seller at the Closing or thereafter.
     11.5 Reports and Returns. Seller shall promptly after the Closing prepare and file all reports and returns required by applicable Law relating to the Business as conducted using the Acquired Assets, to and including the Closing Date.
     11.6 Assistance In Proceedings. Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records in connection with, any Proceeding involving or relating to (a) this Agreement or the transactions contemplated hereby or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or the Business.
     11.7 Customer and Other Business Relationships. After the Closing, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the Business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, prospects, customers, suppliers and others, and Seller will satisfy the Excluded Liabilities in a manner that is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to the Business after the Closing.
     11.8 Retention of and Access to Records. After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices those books and records of Seller delivered to Buyer. Buyer also shall provide Seller and its representatives reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, Seller shall provide Buyer and its representatives reasonable access to records that are Excluded Assets, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.
     11.9 Further Assurances. The parties shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and

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(c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.
     11.10 Reconciliations and Allocations. At and after the Closing, all payments received by Seller on account of Accounts Receivable in existence as of the Closing Date or arising after the Closing Date under any of the Assumed Contracts and all other payments received by Seller with respect to the operation of the Business after the Closing Date, shall be held in trust for Buyer and shall be promptly paid to Buyer.
     11.11 Tax Matters
     (a) Liability for Taxes
     (i) Taxable Periods Ending On or Before the Closing Date. Seller shall be responsible for filing all Tax Returns required to be filed by or with respect to Seller for any taxable year or taxable period ending on or before the Closing Date and shall be liable for all Taxes for any taxable year or period ending on or before the Closing Date which are due and payable by Seller or with respect to the Acquired Assets or Assumed Liabilities.
     (ii) Taxable Periods Commencing On or After the Closing Date. Buyer shall be responsible for filing all Tax Returns required to be filed by or with respect to the Acquired Assets and the Assumed Liabilities for any taxable year or period commencing after the Closing Date and shall be liable for and any and all Taxes for any taxable year or period commencing on or after the Closing Date due or payable by Buyer with respect to the Acquired Assets or Assumed Liabilities.
     (iii) Taxable Periods Commencing Before the Closing Date and Ending After the Closing Date. In the case of any taxable year or period which commences before and would otherwise end after the Closing Date (the “Closing Period”), Seller shall, to the extent required or permitted under applicable Law, end its taxable year or period on the Closing Date. For purposes of paragraphs (i) and (ii) of this Section 11.11(a), the Taxes related to the pre-Closing Date portion of the Closing Period shall (1) in the case of Taxes other than Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, be deemed to be the amount of such Tax for the entire Closing Period multiplied by a fraction the numerator of which is the number of days in the Closing Period ending on the Closing Date and the denominator of which is the number of days in the entire Closing Period, and (2) in the case of any Tax based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. Any credits relating to the Closing Period shall be taken into account as though the relevant Tax period ended on the Closing Date.
     (iv) Mutual Cooperation. As soon as practicable, but in any event within thirty (30) days after a request by either Seller or Buyer, the party to which such request is made shall deliver to the requesting party such information and other data relating to the Tax Returns and Taxes of Seller or Buyer and shall make available such knowledgeable employees of Seller or Buyer, as may be appropriate, as the requesting party may reasonably request, including providing the information and

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other data customarily required by the requesting party to cause the completion and filing of all Tax Returns for which the requesting party has responsibility or liability under this Agreement, or to respond to audits by any taxing authorities with respect to any Tax Returns or taxable periods for which the requesting party has any responsibility or liability under this Agreement or to otherwise enable the requesting party to satisfy its accounting or tax requirements.
     (b) Resolution of Disagreements Among Seller and Buyer. If Seller and Buyer disagree as to the amount of Taxes for which each is liable under this Agreement, such dispute shall be resolved pursuant to Section 14.13. In no event shall the arbitrators determine that a party’s liability for Taxes exceeds the maximum amount for which both parties assert such party is liable or determine that a party’s liability for Taxes is less than the minimum amount for which both parties assert such party is liable. The parties’ Tax obligations as finalized by the arbitrators shall be deemed final and conclusive with respect to the parties’ Tax obligations and shall be binding on Seller and Buyer for such purposes. The fees and expenses of the arbitrators in resolving all such objections shall be borne by Seller and Buyer in amounts equal to the proportion that the arbitrator finds that each of Seller and Buyer is responsible to bear in relation to the total amount at issue.
     11.12 Confidentiality. Subject to the obligations of Buyer to provide disclosure to comply with federal securities laws, Buyer on the one hand, and Seller, on the other hand (the party receiving confidential information and its Authorized Representatives, the “Receiving Party”) will maintain in strict confidence, and will cause its respective directors, officers, employees, subsidiaries, agents, and advisors (collectively, “Authorized Representatives”) to maintain in strict confidence, any confidential information disclosed by any other party or its Authorized Representatives (the party disclosing confidential information, the “Disclosing Party”) pursuant to the letter agreement, dated as of April 12, 2006, between Buyer and Daniels & Associates, L.P., for the benefit of Seller (the “Confidentiality Agreement”) or this Agreement, unless (a) such information is already known to the Receiving Party or becomes generally available to the public other than as a result of a disclosure in violation of the Confidentiality Agreement or this provision or a disclosure by a Person owing a duty of confidentiality to the Disclosing Party and known to the Receiving Party, (b) the use of such confidential information is necessary to make a required filing or obtain any consent or approval required for the consummation of the transactions contemplated by this Agreement, (c) such information is disclosed to the Receiving Party’s financial and legal advisors, lenders and investors, solely for the purpose of assisting in the consummation of the transactions contemplated by this Agreement and such Persons are advised prior to such disclosure of the confidential nature of the information disclosed, or (d) the furnishing or use of such information is required by or necessary in connection with any Proceeding, applicable requirements of any stock exchange, or applicable Law; provided, however that if the terms of this Agreement and the transactions contemplated hereby or any confidential information furnished by Seller must, in the reasonable judgment of Buyer’s counsel, be disclosed pursuant to clause (b) or (d) above, then (i) the party proposing to disclose or cause the disclosure of such information will notify the Disclosing Party whose confidential information may be disclosed within a reasonable period of time prior to such disclosure being made, (ii) the party proposing to disclose such information

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will take all actions necessary or reasonably requested by the Disclosing Party to ensure that such information is maintained confidential to the maximum extent possible, (iii) the Disclosing Party will be given a reasonable opportunity to participate in any process or Proceeding for the purpose of ensuring that such information is maintained confidential to the maximum extent possible, and (iv) the party proposing to disclose such information will reasonably cooperate with the Disclosing Party in any such process or Proceeding, and otherwise take such actions as reasonably are requested to the end that such information is maintained confidential to the maximum extent possible. The provisions of this Section 11.12 are intended to supplement and not to supersede or replace the provisions of the Confidentiality Agreement, all provisions of which remain in full force and effect except as modified above.
     11.13 Announcement. Subject to the obligations of Buyer to provide disclosure to comply with federal securities laws, any public announcement, press release or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement will be issued only at such time and in such manner as mutually determined by the parties. Buyer and Seller understand and agree that Buyer will publicly disclose, by means of a press release and a report on Form 8-K filed with the Securities and Exchange Commission, the execution and delivery of this Agreement and the principal terms of the transaction contemplated hereby, including the Purchase Price, within four business days after such execution and delivery and that Buyer may subsequently file a copy of the Agreement with the Securities and Exchange Commission. Buyer and Seller will consult with each other concerning the means by which the employees, customers, and suppliers of Seller and others having dealings with Seller will be informed of the execution of this Agreement and the consummation of the transactions contemplated by this Agreement. The provisions of this Section 11.13 are intended to supplement and not to supersede or replace the provisions of the Confidentiality Agreement.
     11.14 Exclusivity.
     (a) In recognition of the time that will be expended and the expense that will be incurred by Buyer in connection with the transactions contemplated hereby, until such time, if any, as this Agreement is terminated pursuant to Article 10, Seller will not and will not cause its officers, directors, employees, attorneys, financial advisors, agents or other representatives to, directly or indirectly, (a) encourage, solicit, engage in negotiations or discussions about, or provide information with respect to, any inquiry or proposal (an “Acquisition Proposal”) relating to (i) the possible direct or indirect acquisition of all or any portion of the Business, whether through the acquisition of the stock, other ownership interests in Seller, or all or substantially all of the assets of Seller or any business or division of Seller, or (ii) any business combination with or involving Seller or (b) discuss or disclose the existence or terms of this Agreement (except as may be required by Law, or is necessary in connection with the transactions contemplated hereby, and except to the extent that such information becomes public other than as result of a violation hereof) with or to any Person other than Buyer without the prior written consent of Buyer. Nothing contained in this Agreement shall prohibit Seller or its Board of Directors from disclosing to its stockholders any information which, after consultation with its outside legal and financial advisors, is required to be disclosed in order for the Board of Directors to comply with its fiduciary obligations in seeking approval of the stockholders of this Agreement, or is otherwise required, under applicable Law.

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     (b) Notwithstanding anything to the contrary contained in this Section 11.14, if, at any time prior to the shareholder approval contemplated by Section 9.4 of this Agreement, Seller receives an unsolicited Acquisition Proposal that the Board of Directors of Seller determines in good faith, after receiving the advice of its financial advisers and legal counsel, constitutes a Superior Proposal, then Seller shall be permitted to (i) engage in negotiations regarding such Acquisition Proposal with the Person that has submitted it (the “Bidder”), (ii) furnish to the Bidder confidential information relating to Seller and the Business, subject to the execution and delivery of an appropriate nondisclosure agreement with the Bidder at least as restrictive as Section 11.12 of this Agreement, and (iii) if required by fiduciary duties, make a change in or withdraw the recommendation of the Board of Directors to the shareholders of Seller (or decline to make such a recommendation, if not previously made) with respect to the approval of the transaction contemplated by this Agreement (a “Change in Recommendation”); provided, however, that within five (5) business days after receipt of such Acquisition Proposal, Seller shall provide to Buyer a summary of the material terms and conditions of such Acquisition Proposal, including the identity of the Bidder, and the same confidential information disclosed to the Bidder if such confidential information has not previously been disclosed to Buyer. Seller shall give written notice to Buyer promptly after any decision by Seller’s Board of Directors to make any Change in Recommendation, and Seller shall not submit such Change in Recommendation to its shareholders for at least ten (10) business days after the date of such notice, during which period Buyer shall have the opportunity to propose revisions to the terms of this Agreement (or to make an alternative proposal) that it believes would cause the Bidder’s Acquisition Proposal not to constitute a Superior Proposal and, if Buyer makes such a proposal, Seller’s Board of Directors shall consider such proposal in good faith. Seller shall be permitted to disclose to the Bidder a summary of the material terms and conditions of any revised or alternative proposal submitted by Buyer pursuant to this Section 11.14(b), subject to the terms of the nondisclosure agreement contemplated by clause (ii) of the first sentence of this Section 11.14(b).
     11.15 Audit Fees. Buyer acknowledges that the requirement that Seller obtain an audit of the Financial Statements is a result of Buyer’s reporting obligations under federal securities laws. Accordingly, Buyer agrees to pay the fees and expenses of Seller’s independent public accounting firm related to such audit and any additional audits that may be required in order to satisfy the condition set forth in Section 8.8 of this Agreement, other than the audit of the Annual Financial Statements, up to a maximum amount of Thirty-Five Thousand Dollars ($35,000) (the “Audit Fees”). Such amounts shall be payable by Buyer to Seller in the form of an adjustment to the Purchase Price payable at the Closing pursuant to Section 3.1(b). Seller shall bear the costs of the audit of the Annual Financial Statements.
     11.16 Auditor’s Consent and Audit Preparation. Seller shall cooperate with Buyer and shall use its commercially reasonable efforts to cause its independent public accounting firm, at Buyer’s expense, to deliver all necessary consents for inclusion of such firm’s audit report on Seller’s consolidated financial statements to be included, to the extent required, in Buyer’s SEC filings from time to time. Seller shall conduct an inventory observation at year-end that is observed and recorded by its independent public accounting firm and shall take all such other steps necessary in order for a subsequent audit of Seller’s financial statements as of and for the year ended December 31, 2006 to be conducted by an independent public accounting firm.

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ARTICLE 12
CLOSING
     12.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Leonard, Street and Deinard, Professional Association, at 10:00 a.m. (Eastern time) on the first business day after all conditions set forth in Article 8 and Article 9 to be satisfied before Closing have been satisfied, or such other time or location as is mutually agreeable to the parties (the “Closing Date”). The Closing shall be considered to have been effective at 5:00 p.m. (Eastern time) on the Closing Date.
ARTICLE 13
INDEMNIFICATION
     13.1 Seller’s Indemnification. From and after the Closing Date, Seller shall indemnify and hold harmless Buyer and its directors, officers, and controlling persons (the “Buyer Indemnified Parties”), from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses, including without limitation reasonable attorney’s fees, expenses and court costs, arising out of or caused by, directly or indirectly, any of all of the following (collectively, the “Losses”):
     (a) Misrepresentation. Any misrepresentation, breach, inaccuracy or failure of any warranty or representation made by Seller in or pursuant to this Agreement or any schedule, exhibit or other agreement or document contemplated by this Agreement.
     (b) Nonperformance. Any failure or refusal by Seller to satisfy or perform any covenant, term or condition of this Agreement or any schedule, exhibit or other agreement or document contemplated by this Agreement that is required to be satisfied or performed by it.
     (c) Non-Assumed Obligations. Any: (a) Excluded Liability; and (b) any Obligation that may be imposed upon any of the Buyer Indemnified Parties as a result of any Law under which any of the Buyer Indemnified Parties may have successor liability for any Tax or other Obligations of Seller (collectively, the “Non-Assumed Obligations”).
     (d) Unasserted Claims. Any Proceeding arising out of, caused by or based upon any act or omission of Seller at any time before the Closing other than the Assumed Liabilities.
     (e) Intentional Misrepresentation, Fraud or Criminal Matter. Any intentional misstatement, fraud or crime committed by Seller.
     (f) Proceedings by Employees. Any Proceeding against any of the Buyer Indemnified Parties by or on behalf of any employee of Seller who is not hired by Buyer or by or on behalf of any Hired Active Employee that relates to matters or events that occurred prior to the Closing.
     13.2 Buyer’s Indemnification. From and after the Closing Date, Buyer shall indemnify and hold harmless Seller and its directors, officers and controlling persons (the “Seller

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     Indemnified Parties”), from and against any and all Losses arising out of or caused by, directly or indirectly, any of the following:
     (a) Misrepresentation. Any misrepresentation, breach, inaccuracy or failure of any warranty or representation made by Buyer in or pursuant to this Agreement or any schedule, exhibit or other agreement or document contemplated by this Agreement.
     (b) Nonperformance. Any failure or refusal by Buyer to satisfy or perform any covenant, term or condition of this Agreement or any schedule, exhibit or other agreement or document contemplated by this Agreement that is required to be satisfied or performed by Buyer.
     (c) Assumed Liabilities. Any failure or refusal of Buyer to satisfy or perform any of the Assumed Liabilities.
     (d) Unasserted Claim. Any Proceeding arising out of, caused by or based upon any act or omission of Buyer at any time after the Closing Date.
     13.3 Indemnification Procedures. The following procedures shall be followed with respect to each event, occurrence or matter (each, an “Indemnification Matter”) as to which any Buyer Indemnified Party or Seller Indemnified Party (in either case, an “Indemnitee”) is entitled to indemnification from Seller or Buyer, as the case may be (referred to, as the case may be, as “Indemnitor”) under this Article 13.
     (a) Notice of Claims. If: (a) a claim is made by a third party against any party that is subject to a right of indemnification hereunder, (b) any party hereto becomes aware of facts or circumstances establishing that such party has experienced or incurred Losses or will experience or incur Losses subject to indemnification under this Article 13, or (c) any party becomes aware of any facts or events that could give rise to indemnification by an Indemnitor hereunder, then such Indemnitee shall give to Indemnitor written notice of such claim (“Indemnification Notice”) as soon as reasonably practicable but in no event more than thirty (30) days after the Indemnitee has received notice of or obtains actual knowledge of such claim (provided that failure to give such notice shall not limit the Indemnitor’s indemnification obligation hereunder except to the extent that the delay in giving, or failure to give, the notice adversely affects the Indemnitor’s ability to defend against the claim). To the extent practicable, the Indemnification Notice will describe with reasonable specificity (1) the nature of and the basis for the indemnification claim, including any relevant supporting documentation, and (2) an estimate of all Losses associated therewith.
     (b) Procedure in Event of Indemnification Claim. If an Indemnitee desires to assert an indemnification claim pursuant to Section 13.1 or Section 13.2, the Indemnitee promptly shall provide an Indemnification Notice to the Indemnitor in accordance with the procedures set forth in Section 13.3(a) hereof. If the Indemnitor does not object within twenty (20) days after receipt of the Indemnification Notice to the propriety of the indemnification claims described as being subject to indemnification pursuant to Section 13.1 or Section 13.2 or the amount of Losses asserted in the Indemnification Notice, the indemnification claims described in the Indemnification Notice shall be deemed final and binding upon the Indemnitor (the “Permitted Indemnification Claims”).

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If the Indemnitor contests the propriety of an indemnification claim described on the Indemnification Notice and/or the amount of Losses associated with such claim, then the Indemnitor shall deliver to the Indemnitee a written notice detailing with reasonable specificity all specific objections the Indemnitor has with respect to the indemnification claims contained in the Indemnification Notice (“Indemnification Objection Notice”). If the Indemnitor and the Indemnitee are unable to resolve the disputed matters described in the Indemnification Objection Notice within fifteen (15) business days after the date the Indemnitee received the Indemnification Objection Notice, the disputed matters will be subject to the dispute resolution procedures set forth in Section 14.13 hereof. Any undisputed indemnification claims contained in the Indemnification Notice shall be deemed to be final and binding upon the Indemnitor and shall constitute a Permitted Indemnification Claim. If the procedures in Section 14.13 result in all or any portion of an indemnification claim properly being subject to indemnification pursuant to Section 13.1 or Section 13.2 such claim or portion thereof shall be final and binding upon Indemnitor and shall constitute a Permitted Indemnification Claim.
     (c) Defense of Third Party Claims. An Indemnitee against whom a third party claim is made shall give the Indemnitor prompt notice of such claim so that the Indemnitor shall have an opportunity to defend such claim, at the Indemnitor’s sole expense and with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee; provided, however, that Indemnitee may participate in such defense through counsel selected by the Indemnitee and reasonably satisfactory to Indemnitor and paid at Indemnitee’s sole expense. Failure of an Indemnitor to give an Indemnitee written notice of its election to defend such claim within twenty (20) days after receipt of notice thereof shall be deemed a waiver by such Indemnitor of its right to defend such claim. If an Indemnitor shall elect not to assume the defense of such claim (or if such Indemnitor shall be deemed to have waived its right to defend such claim), the Indemnitee against whom such claim is made shall have the right, but not the obligation, to undertake the defense of the claim through counsel chosen by the Indemnitee, but shall not thereby waive any right to indemnity therefor pursuant to this Agreement; provided, however, that if the Indemnitee undertakes the defense of such claim, it shall defend such claim in good faith and shall apprise the Indemnitor from time to time as the Indemnitee deems appropriate of the progress of such defense. The Indemnitee shall not dispose of such claim or enter into any settlement without first obtaining the written consent of the Indemnitor (which consent shall not be unreasonably withheld), which settlement or other disposition shall include as an unconditional term thereof the giving by the claimant to the Indemnitor against whom such claim is made of a release from all liability in respect of such claim (which release shall exclude only any obligations incurred in connection with any such settlement). The Indemnitor shall be obligated to pay the reasonable attorney’s fees and expenses of the Indemnitee to the extent such fees and expenses relate to claims as to which indemnification is payable under Section 13.1 or Section 13.2. If one or more of the Indemnitors assumes the defense of such claim, the obligation of such Indemnitor hereunder as to such claim shall include taking all steps necessary in the defense or settlement of such claim. The Indemnitor, in the defense of such claim, shall not consent to the entry of any judgment or enter into any settlement (except with the written consent of the Indemnitee, which shall not be unreasonably withheld) which does not include as an unconditional term thereof the giving by the claimant to the Indemnitee against whom such claim is made of a release from all

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liability in respect of such claim (which release shall exclude only any obligations incurred in connection with any such settlement). The Indemnitor, then the Indemnitee shall make available, at the Indemnitor’s expense, all information and assistance that the Indemnitor reasonably may request.
     (d) Payments. All amounts owed by the Indemnitor to the Indemnitee (if any) shall be paid in full within fifteen (15) business days following such time as a claim or portion thereof becomes final and binding upon the Indemnitor and constitutes a Permitted Indemnification Claim.
     13.4 Survival Periods. For purposes of this Agreement, a “Survival Period” shall be the period during which a claim for indemnification may be asserted under this Agreement by an Indemnitee. The Survival Periods under this Agreement shall commence on the date of this Agreement and shall terminate as follows:
     (a) The Survival Period for the representations, warranties, covenants and obligations of Buyer and Seller set forth in this Agreement shall terminate eighteen (18) months following the Closing Date; provided, however, that the Survival Period for (a) representations, warranties, covenants and obligations arising under Section 4.1 (Organization), Section 4.2 (Effect of Agreement), Section 4.6 (Acquired Assets; Sufficiency, other than the first and last sentences), Section 4.22 (Related Party Transactions), Section 4.23 (Brokerage Fees), Section 5.1 (Organization), Section 5.2 (Effect of Agreement), and Section 5.3 (Brokerage Fees) (collectively, the “Fundamental Representations”) shall continue indefinitely except as limited by Law (including any applicable statutes of limitation, extensions and tollings thereof); (b) representations, warranties, covenants and obligations arising under Section 4.16 (Employee Benefit Plans), Section 4.18 (Taxes), Section 4.26 (Environmental Matters) shall continue for a period specified in the applicable statute of limitations; and (c) covenants and obligations that require performance after Closing shall continue until performed. Notwithstanding the foregoing provisions or anything to the contrary in this Agreement, a party’s rights to bring legal and equitable claims for fraud or intentional misrepresentation shall survive for thirty (30) days after the expiration of the statute of limitations applicable to (A) such fraud or intentional misrepresentation itself or (B) the underlying matters with respect to which fraud or intentional misrepresentation was committed, whichever is later.
     (b) No Indemnitor shall have any liability with respect to any Indemnification Matter unless an Indemnitee gives an Indemnification Notice with respect thereto within the Survival Period. Notwithstanding the foregoing, if prior to the close of business on the last day of the applicable Survival Period, an Indemnitor shall have been properly notified as provided hereunder of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.
     (c) The representations and warranties contained in this Agreement or in any certificate or other writing delivered in connection with this Agreement shall survive for the periods set forth in this Section 13.4 and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any Party, or the

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Knowledge of any party’s Authorized Representatives or the acceptance by any party of any certificate or opinion hereunder.
     13.5 Shareholder/Partner Suits. No party shall have any liability under this Article 13 or otherwise for suits brought by the other party’s shareholders or partners.
     13.6 Limitations on Indemnification Obligation. The indemnification obligations of this Article 13 are subject to the following limitations:
     (a) No indemnification pursuant to Section 13.1 shall be made unless the aggregate amount of Losses incurred by the Buyer Indemnified Parties exceeds One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) (the “Buyer Threshold Amount”), and, in such event, indemnification shall be made only to the extent that the aggregate amount of Losses incurred by the Buyer Indemnified Parties exceeds the Buyer Threshold Amount; provided that, the Buyer Threshold Amount shall not limit indemnification with respect to Losses related to breaches of the Fundamental Representations or any facts or circumstances which constitute fraud or intentional misrepresentation or failure to perform or satisfy any of the Non-Assumed Obligations.
     (b) In the absence of intentional misrepresentation, fraud or criminal matters on the part of Seller or Losses related to breaches of the Fundamental Representations, in no event shall Seller’s aggregate obligation to indemnify the Buyer Indemnified Parties pursuant to Section 13.1 with respect to Indemnification Matters other than those involving the Excluded Liabilities, exceed Three Million and No/100 Dollars ($3,000,000.00).
     (c) If any representation, warranty or covenant which is qualified by materiality or Material Adverse Effect is breached, the amount of any Loss related to a breach of any such representation or warranty shall be determined without regard to any materiality qualification (including terms such as “material” and “Material Adverse Effect”) set forth therein.
     13.7 Insurance and Tax Benefits. The amount of any Losses incurred by an Indemnitee shall be reduced by any amount received by the Indemnitee with respect thereto under any insurance coverage or pursuant to any tax benefit available to the Indemnitee relating thereto. The Indemnitees shall use reasonable efforts to collect any amounts available under such insurance coverage and shall take advantage of such tax benefit.
     13.8 Exclusive Remedy. The right of each party hereto to assert indemnification claims and receive indemnification payments pursuant to this Article 13 shall be the sole and exclusive right and remedy exercisable by such party with respect to any matter, except (a) for the right to seek specific performance of any of the agreements and covenants contained herein, and (b) in the event of fraud or intentional breach.
ARTICLE 14
OTHER PROVISIONS
     14.1 Fees and Expenses. Each party shall pay all of the fees and expenses incurred by it in negotiating and preparing this Agreement (and all of the Related Agreements and other

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documents and instruments executed in connection herewith) and in consummating the transactions contemplated by this Agreement and the Related Agreements. Seller shall be responsible for all fees paid or payable to Daniels & Associates, L.P. in connection with the transactions contemplated by this Agreement.
     14.2 Notice. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) when delivered personally or (b) upon receipt of proof of delivery indicating the date of delivery after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, to the parties at their respective addresses stated on the first page of this Agreement. Notices may also be given by facsimile and shall be effective on the date transmitted if confirmed within twenty four (24) hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notice to Seller at the address specified in the preamble to this Agreement or to facsimile number (404) 592-4004 to the attention of Antonio DiMilia, shall suffice as notice to Seller, provided that a copy thereof is simultaneously sent to Carrington, Coleman, Sloman & Blumenthal, L.L.P., 901 Main Street, Suite 5500, Dallas, Texas 75202, facsimile number (214) 855-1333, attention Kenn W. Webb, Esquire.
     Notice to Buyer at the address specified in the preamble to this Agreement or to facsimile number (605) 988-2910 to the attention of James G. Naro, shall suffice as notice to Buyer, provided that a copy thereof is simultaneously sent to Leonard, Street and Deinard, Professional Association, 150 South Fifth Street, Suite 2300, Minneapolis, MN 55402, facsimile number (612) 335-1657, attention Mark S. Weitz, Esquire. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other party in accordance with this Section 14.2, except that any such change of address notice shall not be effective unless and until received.
     14.3 Entire Understanding. This Agreement, together with the Exhibits and Schedules hereto, states the entire understanding among the parties with respect to the subject matter hereof, and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof, including without limitation all letters of intent previously entered into between the parties hereto. No amendment or modification of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought.
     14.4 Parties in Interest. Neither of the parties may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the other party, provided that Buyer may assign this Agreement or any rights or obligations under this Agreement to a subsidiary of Buyer without the prior written consent of Seller and provided further that Buyer or its assignee may make a collateral assignment of its rights, but not its obligations, under this Agreement to any of its financing sources. This Agreement shall bind, benefit, and be enforceable by and against the parties hereto, and their respective successors and permitted assigns.
     14.5 Waivers. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and

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no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.
     14.6 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.
     14.7 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, and delivered by facsimile or other form of electronic communication, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.
     14.8 Section Headings. The section and subsection headings in this Agreement are used solely for convenience of reference, do not constitute a part of this Agreement, and shall not affect its interpretation.
     14.9 References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits. Unless a particular context clearly requires otherwise, the words “hereof” and “hereunder” and similar references refer to this Agreement in its entirety and not to any specific section or subsection of this Agreement.
     14.10 CONTROLLING LAW. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.
     14.11 No Third-Party Beneficiaries. No provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the parties hereto, including, but not limited to, any customer, prospect, supplier, employee, contractor, salesman, agent or representative of Seller.
     14.12 Neutral Construction. The parties have negotiated this Agreement and all of the terms and conditions contained in this Agreement in good faith and at arms’ length, and each party has been represented by counsel during such negotiations. No term, condition, or provision contained in this Agreement shall be construed against any party or in favor of any party: (a) because such party or such party’s counsel drafted, revised, commented upon, or did not comment upon, such term, condition, or provision; or (b) because of any presumption as to any inequality of bargaining power between or among the parties. Furthermore, all terms, conditions, and provisions contained in this Agreement shall be construed and interpreted in a manner which is consistent with all other terms, conditions, and provisions contained in this Agreement.
     14.13 Dispute Resolution. If any dispute arises: (a) out of or relating to, this Agreement or any alleged breach thereof; or (b) with respect to any of the transactions or events contemplated hereby (a “Dispute”), the party desiring to resolve such Dispute shall deliver a written notice describing such Dispute with reasonable specificity to the other party (the “Dispute Notice”). If any party delivers a Dispute Notice pursuant to this Section 14.13, or if

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any Indemnifying Party delivers to any Indemnitee an Indemnification Objection Notice pursuant to Section 13.3, the parties involved in the Dispute shall meet at least twice within the twenty (20) day period commencing with the date of the Dispute Notice or the Indemnification Objection Notice (as the case may be) and in good faith shall attempt to resolve such Dispute.
     If the Dispute is not resolved pursuant to the above paragraph, the Dispute shall be settled by arbitration conducted in Minneapolis, Minnesota, or such other place as mutually agreed to by the parties, which shall be in accordance with the rules and procedures of the American Arbitration Association then in effect with respect to commercial disputes; provided that discovery shall be limited to depositions and interrogatories, document production and other written discovery and provided that the arbitration shall be conducted by three arbitrators, with each of Buyer and Seller selecting one arbitrator and the two so selected shall select a third (and if they are unable to agree, such third arbitrator shall be appointed by AAA). The arbitration of such issues, including the determination of any amount of damages suffered by any party hereto by reason of the acts or omissions of any party, shall be final and binding upon all parties. Notwithstanding the foregoing, the arbitrator shall not be authorized to award punitive damages with respect to any such claim or controversy, nor shall any party seek punitive damages relating to any matter under, arising out of or relating to this Agreement in any other forum, provided that the arbitrator may award punitive damages in the event a third party claim for which a party is seeking indemnification includes a punitive damages claim. Except as otherwise set forth in the Agreement, the cost of any arbitration hereunder, including the cost of the record or transcripts thereof, if any, administrative fees, and all other fees involved including reasonable attorneys’ fees incurred by the party determined by the arbitrator to be the prevailing party, shall be paid by the party determined by the arbitrator not to be the prevailing party, or otherwise allocated in an equitable manner as determined by the arbitrator. The parties shall use reasonable efforts to enable the arbitrator to render its decision no later than sixty (60) days after the submission of the Dispute or Indemnification Objection Notice to the arbitrator.
     14.14 Schedules. Seller’s disclosures contained in the schedules described in Section 2.1(b)(ii), Article 4 and Section 8.3 of this Agreement are made as of August 31, 2006. Not later than ten (10) days prior to the Closing, Seller shall supplement or amend all schedules as may be necessary to update the disclosures contained therein and provide all documentary materials referred to in such amended schedules and, as so updated, such disclosures shall be deemed to be made as of the Closing Date. Such amended or supplemented schedules shall not disclose the occurrence of any Material Adverse Effect or any material breach of this Agreement on the date hereof or thereafter. For purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Section 8.1 have been fulfilled and for purposes of Section 13.1(a), such schedules shall be deemed to include all information in the schedules as so supplemented or amended which are accepted by Buyer based on the standard set forth in the preceding sentence. Information contained on any schedule to this Agreement that is also responsive to the requirements of any other schedule shall also be deemed to have been disclosed on such other schedule if it is reasonably apparent that such disclosure relates to such other schedule, whether or not specifically set forth or cross-referenced therein.
[Remainder of Page Intentionally Blank]

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

SELLER:

StayOnline, Inc.

By:	/s/ Antonio DiMilia Antonio DiMilia, President and Chief Executive Officer

BUYER:

LodgeNet Entertainment Corporation

By:	/s/ James G. Naro

James G. Naro, Senior Vice President, General Counsel, Secretary and Chief Compliance Officer